Exhibit 4.8

INDENTURE

Dated as of November 21, 2017

Between

POLARIS INTERMEDIATE CORP.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

8.500% / 9.250% SENIOR PIK TOGGLE NOTES DUE 2022

TABLE OF CONTENTS

Page

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Guarantors

INDENTURE, dated as of November 21, 2017, between Polaris Intermediate Corp., a Delaware corporation (together with its permitted successors and assignees, the “Company”), and Wilmington Trust, National Association, a national banking association, as Trustee.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation of an issue of $1,300,000,000 aggregate principal amount of 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (the “Initial Notes”); and

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01     Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)            Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes and PIK Notes) issued under this Indenture in accordance with Sections 2.01 and 4.09, as part of the same series as the Initial Notes, as the aggregate principal amount thereof may be increased from time to time as a result of a payment of PIK Interest thereon.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar or Paying Agent.

“Applicable Calculation Date” means the applicable date of calculation for (1) the Consolidated Secured Debt Ratio, (2) the Consolidated Total Debt Ratio, (3) the Fixed Charge Coverage Ratio, (4) Consolidated EBITDA, (5) any Restricted Payment, (6) any Permitted Investment, (7) the incurrence of any Indebtedness, (8) any Asset Sale or (9) any Default or Event of Default. When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition, and, for the avoidance of doubt, (a) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA of the Company, MultiPlan or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition and the related transactions to be entered into are permitted hereunder and (b) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition unless and until such Limited Condition Acquisition has been abandoned, as determined by the Company, prior to the consummation thereof. For the avoidance of doubt, if the Company has exercised its option under the second sentence of this definition and any Default or Event of Default occurs following the date on which the definitive acquisition agreements for the applicable Limited Condition Acquisition were entered into and prior to or on the date of the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted under this Indenture.

“Applicable Measurement Period” means the most recently completed four consecutive fiscal quarters of the Company or MultiPlan, as applicable, ending on or immediately preceding the Applicable Calculation Date for which internal financial statements are available.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)            1.0% of the principal amount of such Note; and

(2)            the excess, if any, of (a)(i) the sum of the present value at such Redemption Date of (A) the redemption price of such Note at June 1, 2019 (such redemption price being set forth in Section 3.07(b)), plus (B) all required remaining scheduled interest payments due on such Note through June 1, 2019 (assuming that the rate of interest on the Notes during the period from the Redemption Date through June 1, 2019 will be the rate for Cash Interest), discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of such Redemption Date plus 50 basis points, minus (ii) accrued but unpaid interest to, but excluding, the Redemption Date, over (b) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)            the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)            the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)            any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or used, surplus or worn out property, equipment, rights or other assets in the ordinary course of business, or any disposition of inventory or goods (or other property or assets) held for sale or no longer used or useful in the ordinary course of business;

(b)            the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)            any disposition, issuance or sale in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 or any Permitted Investment;

(d)            any disposition of property or assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, in any transaction or series of related transactions with an aggregate fair market value at the time of such disposition, issuance or sale of less than the greater of (i) $30,000,000 and (ii) 4.5% of Consolidated EBITDA of the Company for the Applicable Measurement Period;

(e)            any disposition of property or assets, or issuance of securities by a Restricted Subsidiary, to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(f)            to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)            the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h)            any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)             foreclosures, condemnation, expropriation, forced disposition, eminent domain or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture (including any Permitted Lien);

(j)             sales or transfers of accounts receivable, or participations therein and related assets, in connection with any Receivables Facility;

(k)            any financing transaction with respect to property owned, built or acquired by the Company or any Restricted Subsidiary after the Effective Date, including Sale and Lease-Back Transactions (other than Permitted Sale and Lease-Back Transactions) and asset securitizations permitted by this Indenture;

(l)            any surrender, termination or waiver of any contract rights or surrender, waiver, settlement, modification, compromise or release of any contract rights, litigation claims or any other claims of any kind (including in tort) in the ordinary course of business;

(m)           the sale, lease, assignment, license, sublease, sublicense or discount, forgiveness or write off of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or the conversion of accounts receivable to notes receivable; or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(n)            the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business or that is immaterial;

(o)            the unwinding of any Hedging Obligations;

(p)            sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)            any abandonment, cancellation or ceasing to maintain or ceasing to enforce, intellectual property rights that are no longer used, useful or necessary for or are no longer economical, not in the best interest of or material for the operation of the Company’s and the Restricted Subsidiaries’ businesses (including by allowing any registrations or any applications for registration thereof to lapse), in each case in the ordinary course of business or in the reasonable business judgment of the Company;

(r)            the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(s)            the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under this Indenture, which assets are not used or useful in the core or principal business of the Company and the Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition permitted under this Indenture; and

(t)            dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of such replacement property.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Bank Lender” means any lender or holder or agent or arranger of Indebtedness under the Senior Credit Agreement.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board” with respect to a Person means the board of directors (or similar body) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or similar body).

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(3)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such securities include any right of participation with Capital Stock.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and the Restricted Subsidiaries.

“Cash Equivalents” means:

(1)            U.S. dollars;

(2)            (a)  Canadian dollars, euro, pounds sterling or any national currency of any participating member state of the EMU; or

(b)            other currencies held by the Company and the Restricted Subsidiaries from time to time in the ordinary course of business;

(3)            securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)            certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100,000,000 (or the U.S. dollar equivalent as of the date of determination);

(5)            repurchase obligations for underlying securities of the types described in clauses (3) and (4) above and clause (11) below entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)            commercial paper and variable or fixed rate notes rated investment grade by Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of acquisition thereof, or investment grade commercial paper and investment grade variable or fixed rate notes issued or guaranteed by any lender or bank holding company owning any lender under the Senior Credit Agreement;

(7)            marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8)            Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither S&P or Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9)            Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency);

(10)            readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(11)            securities issued by any state, commonwealth, province or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth, province or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(12)            in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary or Investments made in a country outside the United States of America, Investments for short-term cash management purposes of comparable tenor and credit quality to those described in the foregoing clauses (1) through (11) customarily utilized in countries in which such Foreign Subsidiary operates, denominated in U.S. dollars or another currency customarily utilized in such countries; and

(13)            investment funds investing 90% of their assets in securities of the types described in clauses (1) through (12) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency or securities listed in clauses (1) through (3) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any one or more of the following events after the Issue Date (and excluding, for avoidance of doubt, the Transactions):

(1)            the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than the Permitted Holders or any Guarantor;

(2)            the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (a) any Person (other than any one or more Permitted Holders) or (b) Persons (other than any one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors (or similar position) having a majority of the aggregate votes on the Board of the Company; or

(3)            the Company ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, 100% of the issued and outstanding Capital Stock of MultiPlan (or any successor thereto to the extent MultiPlan is consolidated into or merged with or into such Person in accordance with the terms of this Indenture) other than in a transaction in which MultiPlan is merged with or into the Company in accordance with the terms of this Indenture).

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company beneficially owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock of such Parent Entity. For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when 50% or more of the total voting power of the Voting Stock of the Company is directly or indirectly owned by a Parent Entity, all references to the Company shall be deemed to refer to its ultimate Parent Entity (but excluding any Investor) that directly or indirectly owns such Voting Stock.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” has the meaning set forth in the Preamble hereto.

“Company Order” means a written request or order signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, and delivered to the Trustee.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, including Capitalized Software Expenditures, intangible assets established through recapitalization or purchase accounting, and the accretion or amortization of original issue discount resulting from the incurrence of Indebtedness at less than par, of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, foreign, state, local, franchise, unitary, property, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income (including taxes in respect of repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations); plus

(b) Fixed Charges and, to the extent not reflected in Fixed Charges, bank and letter of credit fees, debt rating monitoring fees and net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization of deferred financing fees or costs, costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xi) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) the amount of any restructuring charge, accrual or reserve or non-recurring (on a per-transaction basis) integration costs and related costs and charges, including proposed or actual hiring and on-boarding of any senior level executives and any one-time (on a per-transaction basis) costs or charges incurred in connection with acquisitions and similar Investments and costs, charges and expenses, including put arrangements and headcount reductions or other similar actions including severance charges in respect of employee termination or relocation costs, excess pension charges, severance and lease termination expenses related to the closure, discontinuance and/or consolidation of locations and/or facilities, deducted in computing Consolidated Net Income; plus

(e) any other non-cash charges, including (i) all non-cash compensation expenses and costs, (ii) the non-cash impact of recapitalization or purchase accounting, (iii) the non-cash impact of accounting changes or restatements, (iv) any non-cash portion of operating lease expense and (v) other non-cash charges, in each case, reducing Consolidated Net Income for such period (provided that to the extent that any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent; and provided, further, that amortization of a prepaid cash item that was paid in a prior period shall be excluded); plus

(f) the amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income; plus

(g) the amount of management, monitoring, consulting and advisory fees, termination payments, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Investors (including amortization thereof) to the extent otherwise permitted under Section 4.11 or to (or on behalf of) affiliates of the Company (including affiliates immediately prior to the Merger) on or prior to the Effective Date (and following the Effective Date, with respect to indemnification or other amounts owed in respect of arrangements in effect prior to the Effective Date) and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(h)(i) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions and other synergies related to the Transactions projected by the Company in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Company) in any such case within 12 fiscal quarters after the Effective Date and, without duplication, and (ii) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies related to mergers, business combinations, acquisitions, Investments, dispositions and other similar transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives and projected by the Company in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Company), in any such case, within eight fiscal quarters after the date of consummation of such merger, business combination, acquisition, Investments, disposition or other similar transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives; provided that, for the purpose of this clause (h), (A) any such adjustments shall be added to Consolidated EBITDA until fully realized and shall be calculated on a pro forma basis as though such adjustments had been realized on the first day of the relevant four-quarter period, and shall be calculated net of the amount of actual benefits realized from such actions, (B) any such adjustments shall be reasonably identifiable, (C) no such adjustments shall be added pursuant to this clause (h) to the extent duplicative of any items related to adjustments included in the definition of Consolidated Net Income, Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio or clause (d) above, and (D) “run rate” shall mean the full recurring benefit that is associated with any such action; plus

(i) Receivables Fees and the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(j) (i) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or share option plan or any other management or employee benefit plan or agreement, any severance agreement or any equity subscription or shareholder agreement, to the extent that such cost or expenses are deducted (and not added back) in computing Consolidated Net Income, funded with cash contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.07(a)(3) and (ii) any charges, costs, expenses accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by directors, officers, managers and/or employees of any Parent Entity of the Company, any Equityholding Vehicle, the Company or any of the Restricted Subsidiaries deducted in computing Consolidated Net Income; plus

(k) [Reserved];

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not otherwise included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) below for any previous period and not added back; plus

(m) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification No. 715, any non-cash deemed finance charges in respect of any pension liabilities, the curtailment or modification of pension and post-retirement employee benefit plans (including settlement of pension liabilities), and any other items of a similar nature; plus

(n) in respect of any Hedging Obligations that are terminated (or early extinguished) prior to the stated settlement date, any loss (or gain, as applicable) reflected in Consolidated Net Income in or following the quarter in which such termination or early extinguishment occurs; plus

(o) costs, expenses, charges, accruals, reserves (including restructuring costs related to acquisitions prior to, on or after the Effective Date) or expenses attributable to the undertaking and/or the implementation of cost savings initiatives, operating expense reductions and other restructuring and integration and transition costs, costs associated with inventory category and distribution optimization programs, pre-opening, opening and other business optimization expenses (including software development costs), future lease commitments, consolidation, discontinuance and closing costs and expenses for locations and/or facilities, signing, retention and completion bonuses, costs related to entry and expansion into new markets (including consulting fees) and to modifications to pension and post-retirement employee benefit plans, system design, establishment and implementation costs and project start-up costs, in each case, deducted in computing consolidated Net Income; plus

(p) changes in earn-out obligations incurred in connection with any acquisition or other Investments permitted under this Indenture and paid during the applicable period and any similar acquisitions completed prior to the Effective Date, in each case, deducted in computing consolidated Net Income; plus

(q) costs related to the implementation of operational and reporting systems and technology initiatives; and

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of any accrual of, or cash reserve for, anticipated cash items that reduced Consolidated EBITDA in any prior period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Person, including, (a) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (b) the cash interest component of Financing Lease Obligations, and (c) net payments, if any, made (less net payments, if any, received) pursuant to obligations under Hedging Agreements for Indebtedness, but in any event excluding:

(i) the accretion or amortization of original issue discount resulting from the incurrence of Indebtedness at less than par,

(ii) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses,

(iii) any expenses resulting from discounting of Indebtedness in connection with the application of recapitalization accounting or purchase accounting,

(iv) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of the acquisition method of accounting or pushdown accounting,

(v) any accretion or accrual of, or accrued interest on, discounted liabilities not constituting Indebtedness during such period,

(vi) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815—Derivatives and Hedging,

(vii) any one time cash costs associated with breakage in respect of Hedging Agreements for interest rates,

(viii) any interest in respect of items excluded from Indebtedness in the last proviso to the definition thereof,

(ix) all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities,

(x) expensing of bridge, arrangement, structuring, commitment or other financing fees or closing payments,

(xi) any prepayment, redemption, repurchase, defeasance, acquisition or similar premium, penalty or inducement or other loss in connection with the early repayment or refinancing or the modification of Indebtedness paid or payable during such period,

(xii) any lease, rental or other expense in connection with a Non-Financing Lease Obligation,

(xiii) Receivables Fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility,

(xiv) any capitalized interest, whether paid in cash or otherwise, and

(xv) any other non-cash interest expense, including capitalized interest, whether paid or accrued; less

(2) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, attributable to such Person for such period, on a consolidated basis, and on an after-tax basis to the extent appropriate, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) any extraordinary, unusual or nonrecurring gains, losses or expenses, costs associated with preparations for and implementation of compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs, earn-out payments or other consideration paid or payable in connection with an acquisition to the extent recorded as cash compensation expense, severance costs, relocation costs, integration costs, pre-opening, opening, consolidation, discontinuation and closing costs for locations and/or facilities, signing, retention and completion bonuses, transition costs, restructuring costs and litigation settlements or losses and costs and related costs and expenses shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any net gains or losses realized on disposed, discontinued or abandoned operations (which shall not, unless the Company otherwise elects, include assets then held for sale) or on the sale or other disposition of any Capital Stock of any Person shall be excluded,

(4) any net gains or losses realized attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, and dispositions of books of business, client lists or related goodwill in connection with the departure of related employees or producers, shall be excluded,

(5) the Net Income for such period of any Person that is not the Company or a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company and the Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(3)(a), the Net Income for such period of any Restricted Subsidiary (other than MultiPlan and its Restricted Subsidiaries or any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to this Indenture, the indenture governing the MultiPlan Notes or the Senior Credit Agreement, (iii) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in this Indenture, the indenture governing the MultiPlan Notes or the Senior Credit Agreement (as determined by the Company in good faith) or (iv) such other restrictions permitted by Section 4.08); provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any income (loss) (less all fees and expenses or charges related thereto) from the purchase, acquisition, early extinguishment, conversion or cancellation of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(8) any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, investments in debt and equity securities, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), shall be excluded,

(9) any (i) non-cash compensation expense recorded from grants of equity appreciation or similar rights, profits interests, equity options, restricted equity or other rights or equity incentive programs and any non-cash charges associated with the rollover, acceleration or payout of Capital Stock or options with respect thereto by, or to, future, current or former officers, directors, employees, managers or consultants of the Company or any of the Restricted Subsidiaries, or any Parent Entity of the Company or Equityholding Vehicle, (ii) income (loss) attributable to deferred compensation plans or trusts, and (iii) any expense in respect of payments made to option holders or holders of profits interests of the Company or any Parent Entity of the Company or Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Company or any Parent Entity of the Company or Equityholding Vehicle, which payments are being made to compensate such option holders or holders of profits interests as though they were equityholders at the time of, and entitled to share in, such distribution (to the extent such distribution to equityholders is excluded from Consolidated Net Income), shall be excluded,

(10) any fees and expenses (including any commissions or discounts) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, Change of Control, issuance, incurrence, redemption, defeasance, repurchase, acquisition, defeasement, extinguishment, retirement or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment, supplement or modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and/or not successful) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(11) accruals and reserves that are established or adjusted as a result of the Transactions, or any acquisition, Investment or Change of Control in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment, restatement or a retroactive application in accordance with GAAP shall be excluded,

(12) the effects from applying purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development, post-employment benefits, leases, deferred revenue and debt-like items required or permitted by GAAP (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of the Transactions or any other consummated acquisitions, or the amortization or write-off of any amounts thereof, shall be excluded,

(13) any foreign exchange gains or losses resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of the Company shall be excluded,

(14) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the earlier of the maturity date of the Notes and the date on which all the Notes cease to be outstanding, shall be excluded,

(15) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period shall be included,

(16) Transaction Expenses (including any charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its Subsidiaries or Parent Entities in connection with the Transactions) shall be excluded,

(17) income or expense related to changes in the fair value of contingent liabilities in connection with the Transactions or any acquisition of a business or Person or other Investment shall be excluded,

(18) proceeds received from business interruption insurance (to the extent not reflected as revenue or income in Net Income and to the extent that the related loss was deducted in the determination of Net Income), shall be included,

(19) charges, losses, lost profits, expenses or write-offs to the extent indemnified, reimbursed or insured by a third party, including expenses covered by indemnification or reimbursement provisions in connection with the Transactions, an Investment or any other acquisition, in each case, to the extent that indemnification, reimbursement or insurance coverage has not been denied, the Company in good faith believes that such amounts are recoverable from such indemnitors, reimbursers or insurers, and so long as such amounts are actually reimbursed to the Company and the Restricted Subsidiaries in cash within one year after the related amount is first added to Consolidated Net Income pursuant to this clause (19) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated Net Income during the next measurement period), shall be excluded; provided that such amounts shall only be included in Consolidated Net Income under Section 4.07(a)(3)(a) after such amounts are actually reimbursed in cash,

(20) any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures shall be excluded; provided that if any such non-cash items represent an accrual or reserve for cash payments in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period, but only to the extent of such non-cash expense, accrual or reserve excluded pursuant to this clause (20) shall be excluded,

(21) any non-cash gain or loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain or loss has not been realized) or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815—Derivatives and Hedging, shall be excluded,

(22) any gain or loss relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Net Income in prior periods and excluded from or included in, as applicable, Consolidated Net Income pursuant to the preceding clause (21) shall be included, and

(23) any expense to the extent a corresponding amount is received in cash by the Company or any Restricted Subsidiaries from a Person other than the Company or any Restricted Subsidiaries, provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods), shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.07 only (other than clause (3)(d) of Section 4.07(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of the Restricted Subsidiaries, any sale of the equity of an Unrestricted Subsidiary, any distribution or dividend from an Unrestricted Subsidiary or the sale or transfer of assets from an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of Section 4.07(a).

“Consolidated Secured Debt Ratio” means, with respect to any Person, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries that is secured by Liens on any assets or property of such Person and its Restricted Subsidiaries, as of the Applicable Calculation Date to (2) the Consolidated EBITDA of such Person and its Restricted Subsidiaries for the Applicable Measurement Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness (including as to the incurrence, retirement or extinguishment of Indebtedness), Cash Equivalents and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided that, for purposes of the calculation of Consolidated Secured Debt Ratio, in connection with (x) the incurrence of any Indebtedness pursuant to Section 4.09(b)(1) or (y) the Incurrence of any Lien pursuant to clause (45) of the definition of “Permitted Liens,” the Company may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any Indebtedness which is to be incurred or secured by such Lien, as the case may be, as being incurred as of the Applicable Calculation Date and (i) any subsequent incurrence of Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) the Company may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for purposes of all subsequent calculations of the Consolidated Secured Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

“Consolidated Total Debt Ratio” means, with respect to any Person, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of the Applicable Calculation Date to (2) the Consolidated EBITDA of such Person and its Restricted Subsidiaries for the Applicable Measurement Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness (including as to the incurrence, retirement or extinguishment of Indebtedness), Cash Equivalents and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, with respect to any Person, as at any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Financing Lease Obligations and third-party debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, (a) all undrawn amounts under revolving credit facilities, (b) Hedging Obligations, (c) performance bonds or any similar instruments and (d) Non-Financing Lease Obligations) minus (2) all unrestricted cash and Cash Equivalents of such Person and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)            to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)            to advance or supply funds:

(a)            for the purchase or payment of any such primary obligation; or

(b)            to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other Persons.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Credit Facilities” means, with respect to the Company or any of the Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that exchange, replace, refund, refinance, extend, renew, restate, amend, supplement or modify any part of the loans, notes, other credit facilities or commitments thereunder, including any such exchanged, replacement, refunding, refinancing, extended, renewed, restated, amended, supplemented or modified facility or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of consideration that is not deemed to be Cash Equivalents and that is received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any Parent Entity of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee equity ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(3).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event or condition, (1) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that would not otherwise constitute Disqualified Stock) pursuant to a sinking fund obligation or otherwise, other than solely as a result of a change of control, asset sale, casualty, eminent domain or condemnation event, or (2) is redeemable at the option of the holder thereof (other than solely for Capital Stock of such Person that would not otherwise constitute Disqualified Stock) other than solely as a result of a change of control, asset sale, casualty, eminent domain or condemnation event, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former officer, director, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity of the Company or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries pursuant to any equityholders’ agreement, management equity plan, equity option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Effective Date” means June 7, 2016.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock of the Company or any Parent Entity of the Company (excluding Disqualified Stock), other than:

(1)          public offerings with respect to the Company’s or such Parent Entity’s common equity registered on Form S-8;

(2)          issuances to any Subsidiary of the Company; and

(3)          any such public or private sale or issuance that constitutes an Excluded Contribution.

“Equityholding Vehicle” means any Parent Entity of the Company and any equityholder thereof through which former, current officers or future officers, directors, employees, managers or consultants of the Company or any of its Subsidiaries or Parent Entities hold Capital Stock of such Parent Entity.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning set forth under Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or Qualified Proceeds, received by the Company from:

(1)          contributions to its common equity capital, and

(2)          the sale or issuance (other than to a Subsidiary of the Company or to any management equity plan or equity option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of the Company within 10 Business Days of the date such capital contributions are made or the date such Equity Interests are sold or issued, as the case may be, which are excluded from the calculation set forth in Section 4.07(a)(3).

“Excluded Subsidiary” means (1) any Domestic Subsidiary that is (a) a FSHCO or (b) a direct or indirect Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code, (2) any Subsidiary to the extent that its Guarantee of the Notes would result in material adverse tax consequences to the Company or any Subsidiary as reasonably determined by the Company, (3) any Special Purpose Subsidiary and (4) each Foreign Subsidiary.

“fair market value” means, with respect to any Investment, asset, property or liability, the fair market value of such Investment, asset, property or liability as determined by the Company in good faith.

“Financing Lease Obligation” means, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any Applicable Measurement Period, the ratio of Consolidated EBITDA of such Person for such Applicable Measurement Period to the Fixed Charges of such Person for such Applicable Measurement Period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of such Applicable Measurement Period but on or prior to the relevant Applicable Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of such Applicable Measurement Period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions in Section 4.09(b) (other than pursuant to Section 4.09(b)(14)(b)); provided, further, that for purposes of the calculation of the Fixed Charge Coverage Ratio, in connection with the Incurrence of any Indebtedness pursuant to Section 4.09(a), the Company may elect, pursuant to an Officer’s Certificate delivered to the Trustee, which may be revoked pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be incurred, as being incurred as of such Applicable Calculation Date and any subsequent incurrence of Indebtedness under such commitment that was so treated shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness; provided that for purposes of all subsequent calculations of the Fixed Charge Coverage Ratio, the Elected Amount (as defined herein) (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations, amalgamation and disposed operations (as determined in accordance with GAAP) and operational changes that have been made by the Company or any of the Restricted Subsidiaries during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to or simultaneously with the Applicable Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such pro forma events (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, consolidated or amalgamated with or into the Company or any of the Restricted Subsidiaries since the beginning of such Applicable Measurement Period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, disposed operation or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, merger, consolidation, amalgamation, disposed operation or operational change had occurred at the beginning of the Applicable Measurement Period; provided that, for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition has been entered into as discontinued operations, the Consolidated EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated.

For purposes of this definition, whenever pro forma effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Applicable Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). To the extent interest expense generated by Hedging Obligations that have been terminated prior to the Applicable Calculation Date is included in Consolidated Interest Expense, Consolidated Interest Expense shall be adjusted to exclude such expense. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the Applicable Calculation Date except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include, without limitation, (1) all adjustments of the type described in clause (1)(h) of the definition of “Consolidated EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period, and (2) adjustments calculated in accordance with Regulation S-X under the Securities Act.

“Fixed Charges” means, with respect to any Person for any period, the sum (without duplication) of:

(1)          Consolidated Interest Expense of such Person for such period;

(2)          all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)          all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not a Domestic Subsidiary and any Restricted Subsidiary of such Foreign Subsidiary.

“FSHCO” means any direct or indirect Domestic Subsidiary that has no material assets other than Capital Stock of one or more direct or indirect Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Effective Date. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and GAAP concepts and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS and corresponding IFRS concepts (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Government Securities” means securities that are:

(1)          direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)          obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under this Indenture and the Notes.

“Guarantor” means each Restricted Subsidiary of the Company that executes a supplemental indenture in the form of Exhibit D and guarantees the Notes in accordance with the terms of this Indenture, if any.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreements.

“Hedging Agreement” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counterparty to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the international financial reporting standards and interpretations issued by the International Accounting Standards Board.

“Immediate Family Members” means with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing the individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1)          any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)            in respect of borrowed money;

(b)            evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)            representing the balance deferred and unpaid of the purchase price of any property (including Financing Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until after 30 days of becoming due and payable, has not been paid and such obligation has become a liability on the balance sheet of such Person in accordance with GAAP and (iii) any obligations resulting from take-or-pay contracts entered into the ordinary course of business; or

(d)            representing any net Hedging Obligations;

if and to the extent that any of the foregoing indebtedness in clauses (a) through (d) (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Entity of the Company appearing on the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2)          to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)          to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of: (a) the fair market value of such assets at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) obligations under a Receivables Facility, (c) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale and Lease-Back Transactions (except resulting Financing Lease Obligations), (d) prepaid or deferred revenue, (e) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (f) amounts owed to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to the Transactions, (g) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (h) customary obligations under employment agreements and deferred compensation arrangements, (i) non-compete or consulting obligations and (j) Indebtedness of any Parent Entity of the Company appearing on the balance sheet of the Company or any Restricted Subsidiary solely by reason of “pushdown” accounting under GAAP.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto. For the avoidance of doubt, references to the “Initial Notes” shall include any increase in the principal amount of outstanding Initial Notes as a result of a PIK Payment.

“Initial Purchasers” means Goldman Sachs & Co. LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Interest Payment Date” means each June 1 and December 1.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means

(1)          securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)          debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries,

(3)          investments in any fund that invests at least a 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4)          corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, employees, managers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1)          “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)            the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)            the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

(2)          any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company; and

(3)          if the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents by the Company or a Restricted Subsidiary in respect of such Investment.

“Investors” means, collectively, Hellman & Friedman LLC, GIC Private Limited, Leonard Green & Partners, LP, C.V. Starr & Co., Inc., Partners Group (USA) Inc. and Cohen Private Ventures, LLC (and each of their respective successors) and each of their respective Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates, but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means November 21, 2017.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or in the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, consolidation or amalgamation, by the Company or one or more of the Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing; provided that Consolidated Net Income (and any other financial term derived therefrom, other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition), shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Management Investors” means the former, current or future officers, directors, employees and managers (and Controlled Investment Affiliates and Immediate Family Members of the foregoing) of the Company, any Restricted Subsidiary or any Parent Entity of the Company who are or become direct or indirect investors in the Company, any Parent Entity of the Company or any Equityholding Vehicle, including any such officers, directors, employees and managers owning through an Equityholding Vehicle.

“Market Capitalization” means an amount equal to (1) the total number of issued and outstanding shares of common Equity Interests of the Company or any Parent Entity of the Company on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.07(b)(8) multiplied by (2) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Mergers” means the merger of Polaris Merger Sub Corp. (“Merger Sub”) with and into MPH Acquisition Corp. 1 (“Acquisition Corp”), with Acquisition Corp surviving such merger, and the subsequent mergers of (1) MPH Intermediate Acquisition Corp. with and into MPH Acquisition Corp. 2, with MPH Acquisition Corp. 2 surviving such merger and (2) MPH Acquisition Corp. 2 with and into Acquisition Corp, with Acquisition Corp surviving such merger.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 5, 2016, by and among Polaris Parent Corp., Merger Sub, Acquisition Corp and MPH Topco L.P., as the same may have been amended prior to the Effective Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“MultiPlan” means MPH Acquisition Holdings LLC, a Delaware limited liability company.

“MultiPlan Notes Assumption” means the assumption of the obligations of Acquisition Corp under the indenture governing the MultiPlan Notes and the MultiPlan Notes (after giving effect to the merger of Merger Sub with and into Acquisition Corp) on the Effective Date by MultiPlan and the release and discharge of Acquisition of such obligations.

“MultiPlan Notes” means the 7.125% Senior Notes due 2024 issued by (1) Merger Sub on the Effective Date (and subsequently assumed by MultiPlan) and (2) MultiPlan on November 18, 2016.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of dividends on Preferred Stock (other than dividends on Disqualified Stock).

“Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by the Company or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture (including in connection with any repatriation of funds, and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness, Indebtedness of a Restricted Subsidiary or Indebtedness secured by a Lien on such assets and, in each case, required (other than required by Section 4.10(b)(1)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transactions and any deduction of appropriate amounts to be provided by the Company or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Financing Lease Obligations” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes and PIK Notes that may be issued.

“Notes Documents” means this Indenture, the Notes and any supplemental indenture in the form of Exhibit D.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Circular” means the final offering circular, dated November 16, 2017, relating to the offering and sale of the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller, any Managing Director or the Secretary of (1) such Person or (2) if such Person is owned or managed by a single entity, of such entity, or any other individual designated as an “Officer” for purposes of this Indenture by the Board of the Company or such other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company or any of the Restricted Subsidiaries or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions). The counsel may be an employee of or counsel to the Company or any of the Restricted Subsidiaries.

“Parent Entity” means any Person that, with respect to another Person, owns 50% or more of the total voting power of the Voting Stock of such other Person.

“Partial PIK Interest” means a portion of the interest on the Notes due on an Interest Payment Date, which is paid, at the Company’s election, by increasing the amount of outstanding Notes or by issuing additional PIK Notes, to the extent that only a portion of the interest due on an Interest Payment Date is so paid.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Holders” means each of (1) the Investors, (2) the Management Investors (including any Management Investors owning through an Equityholding Vehicle), (3) any Permitted Parent and, (4) any group (within the meaning of Section 13(d)(3) of the Exchange Act or any successor provision) the members of which include any of the Permitted Holders specified in clauses (1), (2) or (3) above (a “Permitted Holder Group”); provided that, in the case of any Permitted Holder Group, no Person or other group (other than the Permitted Holders specified in clauses (1), (2) or (3) above or the last sentence of this definition) own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity of the Company held by such Permitted Holder Group. Any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act or any successor provision) whose acquisition of beneficial ownership of Voting Stock constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)          any Investment in the Company or any of the Restricted Subsidiaries (including guarantees of obligations of any Restricted Subsidiary);

(2)          any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)          any Investment by the Company or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)            such Person becomes a Restricted Subsidiary; or

(b)            such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, transfer or conveyance;

(4)          any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5)          any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date to the extent described in the Offering Circular, or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Issue Date or binding commitment in effect on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6)          any Investment acquired by the Company or any of the Restricted Subsidiaries:

(a)            in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable;

(b)            in satisfaction of judgments against other Persons;

(c)            as a result of a foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment; or

(d)            received in compromise or resolution of (i) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business or consistent with past practice of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (ii) litigation, arbitration or other disputes;

(7)          Hedging Obligations permitted under Section 4.09(b)(10);

(8)          any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $225,000,000 and (b) 35.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9)          Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company or any Parent Entity of the Company or Equityholding Vehicle; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(3);

(10)         guarantees of Indebtedness permitted under Section 4.09 and Contingent Obligations incurred in the ordinary course of business or consistent with past practice and the creation of Liens on the assets or properties of the Company or any Restricted Subsidiary in compliance with Section 4.12;

(11)         any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except transactions described in Section 4.11(b)(2), (5), (9), (14)(b) and (22));

(12)         Investments consisting of extensions of trade credit, purchases and acquisitions of inventory, supplies, material, equipment, intellectual property or other similar assets, or the lease or sublease of any asset, the licensing or sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)         Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $250,000,000 and (b) 40.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14)         Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility or any repurchase obligation in connection therewith;

(15)         loans and advances to, or guarantees of Indebtedness of, former, current or future officers, directors, employees, managers and consultants not in excess of the greater of (a) $20,000,000 and (b) 3.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period outstanding at the time such loan, advance or guarantee is made or incurred;

(16)         loans and advances to officers, directors, employees, managers and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any Parent Entity of the Company or Equityholding Vehicle;

(17)         Investments made to acquire, purchase, repurchase, redeem or retire Capital Stock of the Company or any Parent Entity thereof or any Equityholding Vehicle owned by any employee equity ownership plan or key employee ownership plan of the Company or any such Parent Entity or Equityholding Vehicle;

(18)         Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice;

(19)         repurchases of any Notes;

(20)         Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(21)         Investments made as part of the Transactions;

(22)         Investments of assets related to non-qualified deferred payment plans;

(23)         advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business or consistent with past practice;

(24)         Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(25)         capitalization or forgiveness of any Indebtedness owed to the Company or any Restricted Subsidiary by the Company or any Restricted Subsidiary;

(26)         Investments of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges, amalgamates or consolidates with or into the Company or any of the Restricted Subsidiaries, in either case, in compliance with this Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger, amalgamation or consolidation;

(27)         non-cash or non-Cash Equivalent Investments in connection with tax planning and reorganization activities;

(28)         Investments consisting of loans and advances to any Parent Entity of the Company, any Equityholding Vehicle, and any Subsidiaries of such Parent Entity in connection with the reimbursement of expenses incurred on behalf of the Company and the Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(29)         Investments arising as a result of Permitted Sale and Lease-Back Transactions;

(30)         contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of former, current or future officers, directors, employees, managers, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company or any of the Restricted Subsidiaries;

(31)         any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(32)         loans to any Parent Entity of the Company or any Equityholding Vehicle that could otherwise be made as a permitted Restricted Payment under this Indenture to any Parent Entity of the Company or any Equityholding Vehicle, so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment under Section 4.07(a)(3);

(33)         advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to officers, employees, managers, consultants or independent contractors, in each case in the ordinary course of business or consistent with past practice;

(34)         guarantees by the Company or any Restricted Subsidiary of leases or subleases (other than Financing Leases Obligations), Indebtedness permitted to be incurred under this Indenture or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business or consistent with past practice;

(35)         Investments in the ordinary course of business consisting of endorsements for collections or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(36)         Capital Expenditures permitted or not restricted under this Indenture;

(37)         deposits in the ordinary course of business to secure the performance of operating leases or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(38)         Investments made in the ordinary course of business in connection with (a) obtaining, maintaining or renewing client and customer contracts and (b) loans or advances made to, and guarantees with respect to obligations of, independent operators, distributors, suppliers, licensors, sublicensors, licensees and sublicensees;

(39)         Investments resulting from pledges and deposits constituting Permitted Liens;

(40)         acquisitions by the Company of obligations of one or more former, current or future officers, directors, employees, managers or consultants of any Parent Entity of the Company, the Company or its Subsidiaries in connection with such Person’s acquisition of Capital Stock of any Parent Entity of the Company or any Equityholding Vehicle, so long as no cash is actually advanced by the Company or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations;

(41)         Investments in deposit accounts and securities accounts opened in the ordinary course of business;

(42)         guarantee obligations of the Company or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States; and

(43)         any other Investment; provided that on a pro forma basis after giving effect to such Investment, (x) in the case of an Investment by the Company or the Restricted Subsidiaries (other than MultiPlan and its Restricted Subsidiaries), the Consolidated Total Debt Ratio of the Company and the Restricted Subsidiaries would be equal to or less than 5.25 to 1.0 and (y) in the case of an Investment by MultiPlan or its Restricted Subsidiaries, the Consolidated Total Debt Ratio of MultiPlan and its Restricted Subsidiaries would be equal to or less than 5.25 to 1.0.

“Permitted Liens” means, with respect to any Person:

(1)          Liens incurred or pledges, deposits or security (a) made in connection with the Federal Employers Liability Act or any other workers’ compensation laws, unemployment insurance, employers’ health tax and other types of social security or similar legislation, (b) securing insurance premiums, other liabilities (including in respect of reimbursement and indemnified obligations) to insurance carriers under insurance or self-insurance arrangements (including, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereof), (c) securing the performance of tenders, public or statutory obligations, surety, stay, indemnity, warranty release, customs and appeal bonds, bids, licenses, leases (other than Financing Lease Obligations), contracts (including government contracts and trade contracts (other than for Indebtedness)), performance, performance and completion, completion and return-of-money bonds or guarantees, governance contracts, financial assurances and completion obligations and other similar obligations, (d) securing contested taxes or import duties or the payment of rent, (e) securing appeal bonds or other similar bonds required in respect of judicial proceedings and (f) securing letters of credit, bank guarantees or similar items issued or posted to support the payment of or for the benefit of items in the foregoing clauses (a), (b), (c), (d) and (e) above, in each case incurred in the ordinary course of business or consistent with past practices;

(2)          Liens in respect of property or assets of any Person imposed by law or regulation, such as landlords’, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens, contractors’, supplier of materials’, architects’ and other similar Liens, in each case so long as such Liens secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue either (a) no action has been taken to enforce such Lien, (b) such amount is being contested in good faith by appropriate proceedings for which appropriate reserves have been established by such Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (c) with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect on the Company or the Restricted Subsidiaries, as a whole;

(3)          Liens for taxes, assessments or other governmental charges or claims that are not yet overdue by more than 60 days, or if more than 60 days overdue either (a) that are being diligently contested in good faith by appropriate proceedings for which appropriate reserves have been established by such Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (b) with respect to which the Company determines in good faith that the failure to make payment could not reasonably be expected to have a material adverse effect on the Company or the Restricted Subsidiaries, as a whole;

(4)          (a) easements or reservations of, or rights of others for, rights-of-way, licenses, special assessments, survey exceptions, restrictions (including zoning restrictions), minor title defects, servitudes, drains, sewers, exceptions or irregularities in title, encroachments, protrusions and other similar charges, electric lines, telegraph and telephone lines and other similar purposes, or encumbrances or restrictions on the use of real property, which in each case do not and could not reasonably be expected to have a material adverse effect on the Company or the Restricted Subsidiaries, as a whole, and that were not incurred in connection with and do not secure any Indebtedness;

(5)          Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(4), (12), (13), (14), (15), (18) and (25); provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(4) extend only to the assets purchased with the proceeds of such Indebtedness, Disqualified Stock or Preferred Stock or that are the subject of the Financing Lease Obligation, as applicable, the proceeds and products thereof and customary security deposits, contract rights and payment intangibles and other assets related thereto; (b) Liens securing Refinancing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(13) extend only to the same assets as the assets securing the Indebtedness being refinanced, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, (c) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(14) either (i) extend only to the property or assets acquired, or (ii) after giving effect to such Lien and such Indebtedness, the Consolidated Secured Debt Ratio would be no greater than immediately prior to such incurrence, and (d) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(18) extend only to the assets of Subsidiaries that are not Guarantors;

(6)          Liens existing on the Issue Date or pursuant to agreements in existence on the Issue Date;

(7)          Liens on property or Capital Stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of the Restricted Subsidiaries (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (c) the proceeds and products thereof);

(8)          Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired such property or other assets, including any acquisition by means of a merger, consolidation or amalgamation with or into the Company or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation or amalgamation; provided, further, however, that the Liens may not extend to any other property or assets owned by the Company or any of the Restricted Subsidiaries;

(9)          Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Guarantor permitted to be incurred in accordance with Section 4.09;

(10)         Liens securing Hedging Obligations; provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Indenture;

(11)         Liens on goods or inventory or proceeds of any Person, the purchase, shipment or storage of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company or any of its Restricted Subsidiaries;

(12)         licenses, sublicenses and cross-licenses (including intellectual property) granted to others in the ordinary course of business or consistent with past practice;

(13)         Liens arising from precautionary Uniform Commercial Code (or equivalent statute) financing statements, other applicable personal property or movable property security registry financing statements or similar filings made in respect of Non-Financing Lease Obligations, consignment arrangements or bailee arrangements entered into by the Company or any of the Restricted Subsidiaries;

(14)         Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary in favor of the Company or any Restricted Subsidiary;

(15)         Liens on vehicles or equipment of the Company or any of the Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(16)         Liens on accounts receivable and related assets, incurred in connection with a Receivables Facility;

(17)         Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (5), (6), (7), (8), (18), (29), (40) and (45) of this definition; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (5), (6), (7), (8), (18), (40) and (45) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(18)         other Liens securing Indebtedness which Indebtedness, taken together with Indebtedness secured by Liens pursuant to clause (17) of this definition in respect of a refinancing of Indebtedness previously secured under this clause (18) does not exceed at the time of incurrence the greater of (a) $225,000,000 and (b) 35.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period;

(19)         Liens securing judgments, decrees or awards for the payment of money not constituting an Event of Default under Section 6.01(a)(5);

(20)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods or to secure the performance of leases of real property;

(21)         Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(23)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes;

(24)         Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (b) relating to pooled deposit, automatic clearing house or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice of the Company and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(25)         Liens securing Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(b)(1);

(26)         Liens securing Obligations owed by the Company or any Restricted Subsidiary to any lender, agent or arranger under the Credit Facilities or any Affiliate of such a lender, agent or arranger in respect of any Hedging Obligations or Bank Products;

(27)         (a) Liens on Capital Stock in joint ventures securing obligations of such joint ventures and (b) to the extent constituting Liens, transfer restrictions, purchase options, rights of first refusal, tag or drag, put or call or similar rights of minority holders or joint venture partners, in each case under partnership, limited liability company, joint venture or similar organizational documents;

(28)         Liens (a) solely on any earnest money deposits of cash or Cash Equivalents made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement or to secure any letter of credit, bank guarantee or similar instrument issued or posted in respect thereof and (b) consisting of an agreement to dispose of any property in a transaction permitted under Section 4.10;

(29)         Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(30)         (a) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of property and bailee arrangements entered into by the Company or any Restricted Subsidiary in the ordinary course of business and (b) Liens arising by operation of applicable law under Article 2 of the Uniform Commercial Code (or any similar provision under any other Applicable Law) in favor of a seller or buyer of goods;

(31)         ground leases or subleases, licenses or sublicenses in respect of real property on which locations and/or facilities owned or leased by the Company or any of the Restricted Subsidiaries are located;

(32)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(33)         the reservations, limitations, provisos and conditions expressed in any original grant from any governmental authority or other grant of real or immoveable property or interests therein;

(34)         any (a) Lien or interest or title of a lessor, sublessor or licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Indenture (other than in respect of a Financing Lease Obligation), (b) landlord Liens permitted by the terms of any lease, (c) restriction or encumbrance that the interest or title of any such lessor, sublessor, licensor or a sublicensor may be subject (including ground lease) or (d) subordination of the interest of the lessee, sublessee, licensee or sublicensee under such lease or license to any restriction or encumbrance referred to in the preceding clause (c);

(35)         Liens with respect to property or assets of any non-Guarantor Subsidiaries securing Indebtedness of such Subsidiaries that was permitted by this Indenture to be incurred;

(36)         any zoning, building or similar law or right reserved to, or vested in, any governmental authority to control or regulate the use of any real property or any structure thereon that does not and could not reasonably be expected to have a material adverse effect on the Company or the Restricted Subsidiaries, as a whole;

(37)         servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with governmental authorities pertaining to the use or development of any of the real property of the Company or any Restricted Subsidiary, including, without limitation, any obligations to deliver letters of credit and other security as required; provided that the same do not and could not reasonably be expected to have a material adverse effect on the Company or the Restricted Subsidiaries, as a whole;

(38)         Liens (a) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment (or to secure letters of credit, bank guarantee or similar instruments posted or issued in respect thereof), and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 4.10, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(39)         agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(40)         Liens securing the Notes (other than any Additional Notes) and related Guarantees;

(41)         Liens on property subject to Sale and Lease-Back Transactions permitted by this Indenture, security deposits, related contract rights and payment intangibles related thereto;

(42)         Liens on cash and Cash Equivalents used to defease or to satisfy or discharge Indebtedness; provided such defeasance or satisfaction and discharge is permitted hereunder;

(43)         Liens given to a public utility or any municipality or governmental authority when required by such utility or other authority in connection with the ordinary conduct of the business of the Company or any Restricted Subsidiary; provided that such Liens do not and could not reasonably be expected to have a material adverse effect on the Company or the Restricted Subsidiaries, as a whole;

(44)         (a) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business or consistent with past practice that do not and could not reasonably be expected to have a material adverse effect on the Company or the Restricted Subsidiaries, as a whole, or (b) the right reserved or vested in any Person (including any governmental authority) by the terms of any lease, license, franchise, grant or permit held by the Company or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(45)            Liens securing any Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 4.09, provided, however, that, at the time of incurrence of such Indebtedness secured under this clause (45) and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio of the Company would be no greater than 5.00 to 1.00;

(46)            Liens arising from judgments, awards, attachments or decrees for the payment of money in circumstances not constituting an Event of Default;

(47)            undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of such Liens are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(48)            Liens consisting of royalties payable with respect to any asset, right or property of the Company or its Subsidiaries;

(49)            statutory Liens incurred or pledges or deposits made in favor of a governmental authority to secure the performance of obligations of the Company or any of its Subsidiaries under environmental laws to which the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries is subject, in each case incurred or made in the ordinary course of business or consistent with past practice;

(50)            the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with past practice;

(51)            Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice;

(52)            Liens securing commercial letters of credit permitted pursuant to Section 4.09(b)(5);

(53)            with respect to any Foreign Subsidiary, Liens arising mandatorily by legal requirements (and not as a result of under-capitalization of such Foreign Subsidiary);

(54)            Liens on escrowed proceeds from the incurrence of any Indebtedness for the benefit of the related holders of such Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(55)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(56)            all rights of expropriation, access or use or other similar right conferred by or reserved by any federal, state or municipal governmental authority;

(57)            the right reserved to, or vested in, any governmental authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the company or any Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof; and

(58)            Liens securing rental payments under agreements for Financing Lease Obligations, which Financing Lease Obligations are permitted to be so secured.

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but is permitted to be incurred in part under any combination thereof and of any other available exemption, and (B) in the event that Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (C) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (45) above (giving pro forma effect to the incurrence of all such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (45) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means (1) any Parent Entity of the Company formed not in connection with, or in contemplation of, a transaction (other than the Transactions) that (but for the application to such Person of the proviso to the definition of “Permitted Holders”) would constitute a Change of Control and (2) any Public Company (or Wholly-Owned Subsidiary of such Public Company), except to the extent (and until such time as) any Person or group is deemed to be or becomes a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company.

“Permitted Sale and Lease-Back Transaction” means any Sale and Lease-Back Transaction that the Company elects, on or prior to the date of closing thereof, to treat as an “Asset Sale.”

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” means payment of interest on the Notes through an increase in the principal amount of the outstanding Notes or through the issuance of PIK Notes, to the extent all interest due on an Interest Payment Date is so paid.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Public Company” means any Person with a class or series of Voting Stock that is traded on the New York Stock Exchange or the NASDAQ.

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of the Restricted Subsidiaries sells its accounts receivable to either (1) a Person that is not a Restricted Subsidiary or (2) a Restricted Subsidiary or Receivables Subsidiary that in turn funds such purchase by selling its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest, if any, payable on any applicable Interest Payment Date means May 15 or November 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary or the Company; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill Financial, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of the Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreement” means the Credit Facility under the credit agreement dated as of the Effective Date by and among Merger Sub, the lenders party thereto in their capacities as lenders thereunder and Barclays Bank PLC, as Administrative Agent and Collateral Agent, and the other agents and other parties thereto, including, in each case, any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, exchanges or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, renew, defense, exchange or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, exchange or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09).

“Senior Indebtedness” means:

(1)            all Indebtedness of the Company or any Guarantor outstanding under the Senior Credit Agreement (or any guarantee thereof), the Notes or the Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Company or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Company or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)            all Hedging Obligations (and guarantees thereof) owing to a Bank Lender or any of its Affiliates (or any Person that was a Bank Lender or an Affiliate of such Bank Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;

(3)            any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4)            all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a)            any obligation of such Person to the Company or any of its Subsidiaries;

(b)            any liability for federal, state, local or other taxes owed or owing by such Person;

(c)            any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)            any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e)            that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Effective Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Special Purpose Subsidiary” means any not-for-profit Subsidiary, captive insurance company or a subsidiary formed for a specific bona fide purpose not including substantive business operations, in each case, designated as a “Special Purpose Subsidiary” by the Company from time to time in an Officer’s Certificate.

“Specified Dividend” means dividends on the Capital Stock of the Company paid to Polaris Parent Corp. in an aggregate amount not to exceed $1,300,000,000.

“Subordinated Indebtedness” means, with respect to the Notes and the Guarantees,

(1)            any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and

(2)            any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)            any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)            any partnership, joint venture, limited liability company or similar entity of which

(x)            more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)            such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, a Parent Entity of the Company, the Company or any Restricted Subsidiary in connection with the Transactions (including payments to former, current or future officers, directors, employees, managers and consultants as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, equity options and payments in connection with Hedging Obligations any original issue discount or upfront fees), this Indenture, the Notes, the Senior Credit Agreement and the transactions contemplated hereby and thereby.

“Transactions” means the transactions contemplated by or in furtherance of the Merger Agreement, including the related equity contribution by the Investors and the Management Investors, the issuance of the MultiPlan Notes, the refinancing of certain indebtedness of MultiPlan and its Subsidiaries, borrowings under the Senior Credit Agreement, the merger, the MultiPlan Notes Assumption, the assumption by MultiPlan and certain of its subsidiaries of all other obligations of Merger Sub, including under the Senior Credit Agreement, and the payment of Transaction Expenses.

“Treasury Rate” means, as of any date of notice of redemption, the yield to maturity as of the date of such notice of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the federal reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two Business Days prior to the date of such notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable Redemption Date to June 1, 2019; provided, however, that if the period from the applicable Redemption Date to June 1, 2019 is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)            any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2)            any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)            such designation complies with Section 4.07; and

(2)            each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary (other than Equity Interests in the Unrestricted Subsidiary).

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and all Indebtedness of such Unrestricted Subsidiary could be incurred by a Restricted Subsidiary pursuant to Section 4.09 and all Liens encumbering the Capital Stock of such Unrestricted Subsidiary owned by the Company or any Restricted Subsidiary would be Permitted Liens or the provisions of Section 4.12 shall otherwise be complied with.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board by the members of such Board which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)            the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)            the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02             Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Advance Portion”	4.10(d)
“Advance Offer”	4.10(d)
“Affiliate Transaction”	4.11(a)
“Applicable Amount”	Exhibit A
“Applicable Premium Deficit”	8.04(1)
“Asset Sale Offer”	4.10(d)
“Authentication Order”	2.02
“Cash Interest”	Exhibit A
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16(a)
“Determination Date”	Exhibit A
“DTC”	2.03
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(d)
“Excess Proceeds Payment Amounts”	4.10(d)
“Excess Proceeds Threshold”	4.10(d)
“incur” and “incurrence”	4.09(a)
“Initial Lien”	4.12
“Interest Period”	Exhibit A
“Issuer Restricted Liabilities”	Exhibit A
“Legal Defeasance”	8.02
“Note Register”	2.03
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Pari Passu Indebtedness”	4.10(d)
“Paying Agent”	2.03
“PIK Notes”	2.01(f)
“PIK Notice”	Exhibit A
“PIK Payment”	2.01(f)

“Purchase Date”	3.09(b)
“Redemption Date”	3.07(a)
“refinance,” “refinances,” “refinanced” and “refinancing”	4.09(b)(13)
“Refinancing Indebtedness”	4.09(b)(13)
“Refunding Capital Stock”	4.07(b)(2)
“Restricted Cash”	Exhibit A
“Registrar”	2.03
“Restricted Payments”	4.07(a)
“Reversion Date”	4.16(b)
“Second Change of Control Payment Date”	4.14(e)
“Successor Company”	5.01(a)(1)
“Successor Person”	5.01(d)(1)(A)
“Suspended Covenants”	4.16(a)
“Suspension Period”	4.16(c)
“Treasury Capital Stock”	4.07(b)(2)(a)

Section 1.03           Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. Except for provisions of the Trust Indenture Act specifically incorporated by reference in this Indenture, the Trust Indenture Act shall not apply to this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04           Rules of Construction.

Unless the context otherwise requires:

(a)            a term has the meaning assigned to it;

(b)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            “or” is not exclusive;

(d)            words in the singular include the plural, and in the plural include the singular;

(e)            “will” shall be interpreted to express a command;

(f)            provisions apply to successive events and transactions;

(g)            references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)            unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture; and

(i)             the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(j)             references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

Section 1.05           Acts of Holders.

(a)            Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b)            The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)            The ownership of Notes shall be proved by the Note Register.

(d)            Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)            The Company may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)            Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g)            Without limiting the generality of the foregoing, a Holder, including DTC, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h)            The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE NOTES

Section 2.01           Form and Dating; Terms.

(a)            General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Any PIK Notes will be issued with the designation “PIK Note” on the face of such PIK Note. Each Note shall be dated the date of its authentication. Subject to the issuance of PIK Notes or the increase in the principal amount of a Global Note in order to evidence PIK Interest (which PIK Notes or increased principal amount of a Global Note as a result of PIK Interest shall be made in denominations of $1.00 and integral multiples of $1.00 in excess thereof) the Notes shall be in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof.

(b)            Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon (giving effect to, and as increased by, any payment of PIK Interest made thereon by increasing the aggregate principal amount of such Global Notes by an amount equal to the PIK Interest payable, rounded up to the nearest whole dollar) and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect PIK Interest, exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06, or, in the case of an increase resulting from the payment of PIK Interest, in accordance with the provisions hereof.

(c)            Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)            Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes and any PIK Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09.

(e)            Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

(f)            PIK Payments. If the Company is entitled to pay PIK Interest or Partial PIK Interest in respect of the Notes as set forth in Section 1 in the form of Notes in Exhibit A, the Company may elect (subject to the restrictions described in the form of Notes in Exhibit A) to either increase the outstanding principal amount of the Notes or issue additional Notes (the “PIK Notes”) under this Indenture having the same terms (except that PIK Notes shall be made in a minimum denomination of $1.00 and integral multiples of $1.00) as the Notes (in each case, a “PIK Payment”). In the event that the Company shall determine to pay PIK Interest (including Partial PIK Interest) for any Interest Period, then the Company shall deliver a PIK Notice to the Trustee as required by the form of Note in Exhibit A. The Trustee, on behalf of the Company, shall promptly following receipt deliver to the Holders a copy of such notice provided by the Company to the Trustee.

Section 2.02           Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of a Company Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, (a) authenticate and deliver any Additional Notes and PIK Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes or PIK Notes issued hereunder and (b) increase the principal amount of any Global Note as a result of a PIK Payment in the amount set forth in such Authentication Order.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03           Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Either the Company or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04           Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05           Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five (5) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with Section 312(a) of the Trust Indenture Act.

Section 2.06          Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary notifies the Company that it (x) is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days of such notice, (ii) there shall have occurred and be continuing an Event of Default and the Depositary shall have requested the issuance of Definitive Notes or (iii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) of this Section 2.06(a), Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i), (ii) or (iii) of this Section 2.06(a) and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b)            Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) in this Section 2.06(b), as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)             Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) of this Section 2.06(b)(ii); provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (X) the expiration of the Restricted Period and (Y) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii)           Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A)            if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or

(B)            if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv)           Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(B)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)            Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)             Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B)            if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C)            if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D)            if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E)            if such beneficial interest is being transferred to the Company or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(F)            if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)             Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)            Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and if the Registrar receives the following:

(A)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(B)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)            Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)            Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)             Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)            if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B)            if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C)            if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D)            if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E)            if such Restricted Definitive Note is being transferred to the Company or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(F)            if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) of this Section 2.06(d)(i), the applicable Restricted Global Note, in the case of clause (B) of this Section 2.06(d)(i), the applicable 144A Global Note, and in the case of clause (C) of this Section 2.06(d)(i), the applicable Regulation S Global Note.

(ii)            Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)            if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(B)            if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)            Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(A), (ii)(B) or (iii) of this Section 2.06(d) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)            Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)            if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B)            if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C)            if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii)            Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if Registrar receives the following:

(A)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B)            if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)            Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            [Reserved].

(g)            Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)            Private Placement Legend.

(A)            Except as permitted by subparagraph (B) in this Section 2.06(g), each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1)            REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE “SECURITIES ACT”) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFF-SHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT,

(2)            AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB, IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT INCLUDING PROVIDED BY RULE 144 (IF AVAILABLE), (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE COMPANY AND THE TRUSTEE ARE FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND

(3)            AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CERTIFY TO THE TRUSTEE THE MANNER OF SUCH TRANSFER. AS USED HEREIN THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

(B)            Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)            Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)            Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h)            Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such increase.

(i)            General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii)            No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(iii)            All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv)            The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of mailing or electronic delivery of a notice of redemption under Section 3.03 and ending at the close of business on the day of such mailing or electronic delivery, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(v)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vi)            Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(vii)            At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(viii)            All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer (of which a Responsible Officer of the Trustee has actual knowledge) of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07         Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and in the judgment of the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08         Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the UCC).

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09         Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10         Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11         Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Upon written request, certification of the destruction of all cancelled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12         Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Company shall promptly notify the Trustee of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed (first-class postage prepaid) or deliver electronically, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13         CUSIP Numbers.

The Company in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers.

Section 2.14         Global Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.15         Issuance of PIK Interest.

Any PIK Interest (including Partial PIK Interest) on the Notes will be payable to Holders and (a) with respect to the Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant Record Date, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) and (b) with respect to Notes represented by certificated Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar). The Trustee will, at the written request of the Company and upon receipt of executed PIK Notes from the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant Record Date, as shown by the records of the register of Holders. In the event the Company is entitled to and elects to pay Partial PIK Interest for any Interest Period, each Holder will be entitled to receive Cash Interest in respect of the applicable percentage of the principal amount of the Notes held by such Holder on the relevant Record Date and PIK Interest in respect of the remaining percentage of the principal amount of the Notes held by such Holder on the relevant Record Date. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be distributed to Holders, dated as of the applicable Interest Payment Date and will bear interest on the principal amount of such PIK Note from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date.

Section 2.16         Calculations.

The Company shall be responsible for making all calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, Applicable Premium, if any, interest, determination of how much interest shall be payable as PIK Interest or Cash Interest and any additional amounts or other amounts payable on the Notes.

ARTICLE 3

REDEMPTION

Section 3.01         Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least 5 Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be mailed, caused to be mailed or delivered electronically to Holders pursuant to Section 3.03 but not more than 60 days before a redemption date (except a redemption in connection with Article 8 or Article 11), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02         Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, and the Notes are Global Notes, the Notes to be redeemed or repurchased shall be selected by the Depositary in accordance with its applicable procedures. If the Notes to be redeemed or repurchased are not Global Notes then held by the Depositary, the Trustee shall select the Notes to be redeemed or purchased (i) if the Notes are listed on any national securities exchange and the Trustee has been notified by the Company of such listing, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (ii) on a pro rata basis to the extent practicable, subject to maintaining the authorized minimum denomination of the Notes, or (iii) to the extent that selection on a pro rata basis is not practicable, by lot or such other similar method in accordance with the procedures of the Depositary. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Trustee or Depositary, as applicable, from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in minimum amounts of $1,000 or integral multiples of $1.00 in excess thereof (and, in the case of any PIK Note, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03         Notice of Redemption.

Subject to Section 3.09, the Company shall deliver electronically or mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, except that redemption notices may be mailed or delivered electronically more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11.

The notice shall identify the Notes to be redeemed and shall state:

(a)            the redemption date;

(b)            the redemption price;

(c)            if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d)            the name and address of the Paying Agent;

(e)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)            whether such redemption is conditioned on the happening of a future event;

(g)            that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(h)            the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(i)            that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(j)            any condition to such redemption.

Notes called for redemption become due on the date fixed for redemption unless such redemption is conditioned on the happening of a future event. At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least 5 Business Days (or such shorter period as the Trustee may agree) before notice of redemption is required to be mailed, caused to be mailed or delivered electronically to Holders pursuant to this Section 3.03, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04         Effect of Notice of Redemption.

Once notice of redemption is delivered or mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable at the redemption price on the redemption date, unless such redemption is conditioned on the happening of a future event. The notice, if delivered or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or electronic delivery or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05         Deposit of Redemption or Purchase Price.

Prior to 11:00 a.m. (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent (if other than the Trustee) money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06         Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note (or cause to be transferred by book-entry) equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess thereof (and, in the case of any PIK Note, in a minimum principal amount of $1.00 and any integral multiple of $1.00 in excess thereof). It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07         Optional Redemption.

(a)            At any time prior to June 1, 2019, the Company may redeem all or a part of the Notes, upon notice as described under Section 3.03, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding the date of redemption (any applicable date of redemption, the “Redemption Date”), subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date. Calculation of the Applicable Premium shall be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

(b)            On and after June 1, 2019, the Company may redeem the Notes, in whole or in part, upon notice as described under Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2019	104.000%
2020	102.000%
2021 and thereafter	100.000%

(c)            Prior to June 1, 2019, the Company may, at its option, upon notice as described under Section 3.03, on one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes (including Additional Notes or PIK Notes) issued under this Indenture, at a redemption price equal to 108.500 % of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, with an amount equal to or less than the net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Company; provided that (1) at least 50% of the sum of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes originally issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (2) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d)            In connection with any tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date or purchase date.

(e)            The Company may redeem the Notes under the circumstances and in accordance with Section 4.14(e).

(f)            Notice of any redemption of the Notes (including upon an Equity Offering or in connection with another transaction (or series of related transactions) or an event that constitutes a Change of Control) may, at the Company’s discretion, be sent prior to the completion or the occurrence thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering or other transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of the Notes eligible under this Indenture to be redeemed.

(g)            Except as set forth in this Section 3.07, the Company is not entitled to redeem the Notes at its option.

(h)            Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.08         Mandatory Redemption.

The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09         Offers to Repurchase by Application of Excess Proceeds.

(a)            In the event that, pursuant to Section 4.10, the Company shall be required to commence an Asset Sale Offer, they shall follow the procedures specified below.

(b)            The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)            If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to, but excluding, the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)            Upon the commencement of an Asset Sale Offer, the Company shall send, by first-class mail or electronic delivery, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1)            that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

(2)            the Offer Amount, the purchase price and the Purchase Date;

(3)            that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)            that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5)            that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum amounts of $1,000 or integral multiples of $1.00 in excess thereof only (and, in the case of any PIK Note, in minimum amounts of $1.00 and any integral multiple of $1.00 in excess thereof);

(6)            that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)            that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)            that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Company shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on principal amount or accreted value of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, shall be repurchased in part in an unauthorized denomination); and

(9)            that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; provided that new Notes shall only be issued in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof (and, in the case of any PIK Note, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

(e)            On or before the Purchase Date, the Company shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)            The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess thereof (and, in the case of any PIK Note, in a minimum principal amount of $1.00 and any integral multiple of $1.00 in excess thereof). Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

Section 4.01         Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or Paying Agent (if other than the Trustee), if other than the Company or a Subsidiary, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. PIK Interest and Partial PIK Interest shall be considered paid on the date due if on such date the Trustee has received (i) a written order, pursuant to Section 2.02, from the Company signed by an Officer to increase the balance of any Global Note to reflect such PIK Interest or Partial PIK Interest, as applicable, or (ii) a PIK Note duly executed by the Company together with a written order, pursuant to Section 2.02, of the Company signed by an Officer requesting the authentication of such PIK Note by the Trustee.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02         Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03; provided, that the Corporate Trust Office of the Trustee shall not be an office or agency of the Company for the purpose of service of legal process on the Company.

Section 4.03         Reports and Other Information.

(a)            So long as any Notes are outstanding, the Company shall furnish to the Holders (with a copy to the Trustee):

(1)            (A) all annual and quarterly financial statements substantially in forms that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of the Company, if the Company were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (B) with respect to the annual and quarterly information, a presentation of EBITDA and Adjusted EBITDA of the Company substantially consistent with the presentation thereof in the Offering Circular and derived from such financial information, and (C) with respect to the annual financial statements only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2)            promptly after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K promulgated by the SEC) as in effect on the Effective Date if the Company were required to file such reports; provided, however, that no such current report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Company (or any of its Subsidiaries) and any director, manager or executive officer of the Company (or any of its Subsidiaries);

provided, however, that (i) in no event shall such reports be required to comply with Rule 3-10 of Regulation S-X promulgated by the SEC or contain separate financial statements for the Company, the Guarantors or other Subsidiaries the shares of which are pledged to secure the Notes or any Guarantee that would be required under (a) Rule 3-09 of Regulation S-X, (b) Rule 3-10 of Regulation S-X or (c) Rule 3-16 of Regulation S-X, respectively, promulgated by the SEC, (ii) in no event shall such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (iii) no such reports referenced under clause (2) above shall be required to be furnished if the Company determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations or financial position of the Company and the Restricted Subsidiaries, taken as a whole, (iv) in no event shall such reports be required to include any information that is not otherwise similar to information included in the Offering Circular, other than with respect to reports provided under clause (2) above and (v) in no event shall reports referenced in clause (2) above be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K except for (x) agreements evidencing material Indebtedness and (y) historical and pro forma financial statements to the extent reasonably available and, in any case with respect to pro forma financial statements, to include only pro forma revenues, Consolidated EBITDA and capital expenditures in lieu thereof.

All such annual reports shall be furnished within 120 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 60 days after the end of the fiscal quarter to which they relate.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Company and Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of the Company.

Notwithstanding any provision to the contrary in this Indenture, to the extent any of the information required to be furnished pursuant to Section 4.03(a) is not so furnished within the time periods specified above and is subsequently furnished, the Company will be deemed to have satisfied its obligations with respect thereto with effect from such time and any Default or Event of Default with respect thereto shall be deemed to have been cured with effect from such time.

(b)            So long as any Notes are outstanding, the Company shall also make available such information and such reports (as well as the details regarding the conference call described below) to any Holder and, upon request, to any beneficial owner of the Notes, securities analysts providing analysis of investment in the Notes and market makers, in each case by posting such information on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any Holder, any prospective investor in the Notes, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that the Company shall post such information thereon and make readily available any password or other login information to any such Holder, prospective investor, securities analyst or market maker; provided, further, however, the Company may deny access to any competitively-sensitive information otherwise to be provided pursuant to this paragraph to any such Holder, prospective investor, security analyst or market maker that is a competitor of the Company and its Subsidiaries to the extent that the Company determines in good faith that the provision of such information to such Person would be competitively harmful to the Company and its Subsidiaries; and provided, still further, that such Holders, prospective investors, security analysts or market makers shall agree to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes (but shall be authorized to trade the Company’s securities) and (iii) not publicly disclose any such reports (and the information contained therein).

The Company will hold a quarterly conference call for all Holders and securities analysts (to the extent providing analysis of investment in the Notes) to discuss such financial information (including a customary Q&A session) no later than two (2) Business Days after distribution of such financial information.

(c)            To the extent not satisfied by this Section 4.03, the Company shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(d)            The Company may satisfy its obligations under this Section 4.03 with respect to financial information and a conference call relating to the Company by furnishing financial information and holding a conference call relating to (i) MultiPlan or (ii) any Parent Entity of the Company instead of the Company; provided that to the extent financial information related to MultiPlan or such Parent Entity, as applicable, is provided, such information is accompanied by consolidating information, which may be unaudited and be contained in a separate document, that explains in reasonable detail the material differences between the information of MultiPlan and its Subsidiaries or such Parent Entity and its Subsidiaries, as applicable, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand.

(e)            The Company shall be deemed to have furnished the reports referred to in Sections 4.03(a)(i) and (ii) if the Company or any Parent Entity of the Company has filed reports containing such information with the SEC.

(f)            Delivery of information and documents provided for under this Section 4.03 to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no responsibility whatsoever to determine whether any filing or posting referred to in this Section 4.03 has occurred.

(g)            Notwithstanding anything to the contrary set forth in this Section 4.03, if at any time the Company or any Parent Entity of the Company has made a good faith determination to file a registration statement with the SEC with respect to an initial public offering of such entity’s Capital Stock, the Company will not be required to disclose any information or take any actions that, in the good faith view of the Company, would violate applicable securities laws or the SEC’s “gun jumping” rules.

Section 4.04         Compliance Certificate.

(a)            The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer of the Company stating that a review of the activities of the Company and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default, without regard to grace periods or notice requirements, in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge).

(b)            When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall promptly (which shall be no more than ten (10) Business Days) deliver to the Trustee by registered or certified mail, by facsimile transmission or by electronic delivery, an Officer’s Certificate specifying such event, its status and the actions that the Company is taking or proposes to take with respect thereto.

Section 4.05         Taxes.

The Company shall pay, and shall cause each of the Restricted Subsidiaries to pay, prior to delinquency, all taxes, assessments, and governmental levies except (a) such as are being, or will be, contested in good faith and by appropriate proceedings and for which adequate reserves have been, or will be, established on the applicable financial statements in accordance with GAAP or (b) where the failure to effect such payment would not have a material adverse effect (i) upon the financial condition, business or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) on the ability of the Company or the Guarantors to perform their respective obligations under the Notes or this Indenture.

Section 4.06         Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07         Limitation on Restricted Payments.

(a)            The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(I)            declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of the Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, consolidation or amalgamation other than:

(A)            dividends, payments or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests; or

(B)            dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Company, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II)            purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any Parent Entity of the Company or Equityholding Vehicle, including in connection with any merger, consolidation or amalgamation, in each case held by a Person other than the Company or a Restricted Subsidiary;

(III)            make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company or any Guarantor, other than:

(A)            Indebtedness or Preferred Stock permitted to be incurred or issued under Section 4.09(b)(7), (8) or (9); or

(B)            the redemption, defeasance, purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of redemption, defeasance, purchase, repurchase or acquisition; or

(IV)            make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) (other than any exception thereto) of this Section 4.07(a) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)            in the case of a Restricted Payment other than a Restricted Investment, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and, in the case of a Restricted Investment utilizing Section 4.07(a)(3)(f), no Event of Default described under 6.01(a)(1), (2) or (6) shall have occurred and be continuing or would occur as a consequence thereof;

(2)            except in the case of Restricted Investments, (i) with respect to a Restricted Payment by the Company or any of its Restricted Subsidiaries (other than MultiPlan and its Restricted Subsidiaries), immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of clause (x) of Section 4.09(a) and (ii) with respect to a Restricted Payment by MultiPlan or any of its Restricted Subsidiaries, immediately after giving effect to such transaction on a pro forma basis, MultiPlan could incur $1.00 of additional Indebtedness under the provisions of clause (y) of Section 4.09(a); and

(3)            such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted pursuant to Section 4.07(b)(1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (8), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(a)            50% of the Consolidated Net Income of the Company for the period (taken as one accounting period and including any predecessor) beginning on the first day of the fiscal quarter commencing prior to the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)            100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company and the Restricted Subsidiaries since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue, Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(12)(a)) from the issue or sale of:

(i)            (A)  Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of:

(x)            Equity Interests to any future, current or former officer, director, employee, manager or consultant of the Company, any Parent Entity of the Company and the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(4); and

(y)            Designated Preferred Stock; and

(B)            to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of the Parent Entities (excluding contributions of the proceeds from the sale of Designated Preferred Stock or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(4)); or

(ii)            Indebtedness of the Company or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Company or a Parent Entity of the Company;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or Indebtedness that has been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c)            100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital (other than Disqualified Stock) of the Company or a Guarantor or that becomes part of the capital of the Company or a Guarantor through merger, consolidation or amalgamation, following the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue, Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(12)(a), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus

(d)           100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company or a Restricted Subsidiary by means of:

(i)            the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or cash distributions or cash interest received in respect of, Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Company or the Restricted Subsidiaries, in each case after the Issue Date; or

(ii)           the sale (other than to the Company or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date; plus

(e)           in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, consolidation or amalgamation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary where the Company or such Restricted Subsidiary is the survivor in such merger, consolidation or amalgamation, or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined in good faith by the Company, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or amalgamation or transfer of assets other than to the extent such Investment constituted a Permitted Investment; plus

(f)            the greater of (i) $100,000,000 and (ii) 15.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period.

(b)           The foregoing provisions of Section 4.07(a) shall not prohibit:

(1)           the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of such notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture;

(2)           (a) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Restricted Subsidiary or any Equity Interests of any Parent Entity of the Company or Equityholding Vehicle, in exchange for, or out of the proceeds of a sale or issuance (other than to the Company or a Restricted Subsidiary) of Equity Interests of the Company or any Parent Entity of the Company or Equityholding Vehicle to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) made within 120 days of such sale or issuance of Refunding Capital Stock and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends or distributions thereon was permitted under Section 4.07(b)(6), the declaration and payment of dividends and distributions on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity or Equityholding Vehicle) in an aggregate amount per year no greater than the aggregate amount of dividends and distributions per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)           the prepayment, exchange, redemption, defeasance, repurchase, retirement or other acquisition for value of (i) Subordinated Indebtedness of the Company or a Guarantor made in exchange for, or out of the proceeds of a sale of, new Indebtedness of the Company or a Guarantor or Disqualified Stock of the Company or a Guarantor made within 120 days of such incurrence or issuance of new Indebtedness or Disqualified Stock or (ii) Disqualified Stock of the Company or a Guarantor made in exchange for, or out of the proceeds of a sale of, Disqualified Stock of the Company or a Guarantor made within 120 days of such sale of Disqualified Stock, that, in each case is incurred or issued in compliance with Section 4.09 so long as:

(a)           the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, exchanged, redeemed, defeased, repurchased, acquired or retired for value, plus the amount of any premium (including tender premiums), defeasance costs, underwriting discounts and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock and such prepayment, exchange, redemption, defeasance, repurchase, exchange, retirement or acquisition;

(b)           such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so prepaid, exchanged, redeemed, defeased, repurchased, retired or acquired;

(c)           such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the earlier of (i) 91 days after the maturity date of the MultiPlan Notes and (ii) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so prepaid, exchanged, redeemed, defeased, repurchased, retired or acquired; and

(d)           such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity which is not less than the shorter of (i) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so prepaid, exchanged, defeased, redeemed, repurchased, retired or acquired and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness or Disqualified Stock being prepaid, exchanged, redeemed, defeased, retired or acquired that were due on or after the date that is 91 days following the maturity date of any Notes outstanding were instead due on such date;

(4)           a Restricted Payment to pay for the repurchase, redemptions, retirement or other acquisition of Equity Interests (other than Disqualified Stock) of the Company, or Equity Interests of any Parent Entity of the Company or Equityholding Vehicle held by any future, present or former officer, director, employee, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity of the Company or Equityholding Vehicle pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity of the Company or Equityholding Vehicle in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Company or any Parent Entity of the Company or Equityholding Vehicle in connection with the Transactions; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed at the time made (x) $50,000,000 (or $100,000,000 following an initial public offering described in Section 4.07(b)(8)) in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years, up to a maximum (without giving effect to the following proviso) of $100,000,000 carried forward to any calendar year from preceding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)           the proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the proceeds from the sale of Equity Interests of any Parent Entity of the Company or Equityholding Vehicle, in each case to any future, present or former employees, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity of the Company or Equityholding Vehicle that occurs after the Issue Date; provided that the amount of such proceeds utilized for any such repurchase, redemption, retirement or other acquisition shall not increase the amount available for Restricted Payments under Section 4.07(a)(3); plus

(b)           the cash proceeds of key man life insurance policies received by the Company or the Restricted Subsidiaries (or any Parent Entity of the Company to the extent contributed to the Company) after the Issue Date; less

(c)           the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former officers, directors, employees, managers or consultants (or their respective Controlled Investment Affiliates, Immediate Family Members or any permitted transferee thereof) of the Company, any Parent Entity or Equityholding Vehicle or any of the Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any Parent Entity of the Company or Equityholding Vehicle shall not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5)           the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of the Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 4.09 to the extent such dividends and distributions are included in the definition of “Fixed Charges”;

(6)           (a)  the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any of the Restricted Subsidiaries after the Issue Date;

(b)           the declaration and payment of dividends or distributions to a Parent Entity of the Company, the proceeds of which shall be used to fund the payment of dividends and distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c)           the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.07(b)(2);

provided, however, in the case of each of clauses (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends and distributions on Refunding Capital Stock that is Preferred Stock but is not Designated Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, (x) in the case of Capital Stock of the Company or any of its Restricted Subsidiaries (other than MultiPlan and its Restricted Subsidiaries), the Company and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) in the case of Capital Stock of MultiPlan and its Restricted Subsidiaries, MultiPlan and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)           payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Equity Interests or other equity awards by any future, current or former officer, director, employee, manager or consultant and repurchases or withholdings of Equity Interests in connection with any exercise of stock or other equity options or warrants or the vesting of Equity Interests or other equity awards if such Equity Interests represent all or a portion of the exercise price of, or withholding obligation with respect to, such options, warrants or other Equity Interest or equity awards;

(8)           the declaration and payment of dividends on the Company’s common equity (or the payment of dividends to any Parent Entity of the Company or Equityholding Vehicle to fund a payment of dividends on such entity’s common equity), following consummation of the first public offering of the Company’s common equity or the common equity of any Parent Entity of the Company or Equityholding Vehicle after the Issue Date, in an aggregate amount per annum not to exceed 5.0% of Market Capitalization;

(9)           Restricted Payments in an aggregate amount that does not exceed the aggregate amount of Excluded Contributions received since the Issue Date;

(10)         Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of (a) $200,000,000 and (b) 30.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period of such Restricted Payments at the time of such Restricted Payments;

(11)         distributions or payments of Receivables Fees and purchases of Receivables in connection with any Receivables Facility or any repurchase obligation in connection therewith;

(12)         Restricted Payments (a) made in connection with the Transactions or Restricted Payments necessary to consummate the Transactions including (i) in respect of any payments required to be made on or after the Effective Date in connection with, or necessary to consummate, the Transactions, (ii) the payment of the Transaction Expenses, (iii) in respect of working capital adjustments or purchase price adjustments or to satisfy indemnity and other similar obligations, in each case as set forth in the Merger Agreement, (iv) to holders of equity, restricted equity units or similar equity awards and (v) to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) in connection with the Transactions, (b) made in connection with any other acquisition or other similar investment to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (c) made in connection with working capital adjustments or purchase price adjustments in connection with any acquisition or other Investment, (d) made in connection with the satisfaction of indemnity and other similar obligations in connection with the Transactions, any acquisition or other Investment, or (e) used to fund amounts owed to Affiliates (including Restricted Payments made to any Parent Entity of the Company or Equityholding Vehicle to permit payment by such Parent Entity or Equityholding Vehicle to the extent permitted by Section 4.11);

(13)         the repurchase, redemption, defeasance, acquisition or retirement of any Subordinated Indebtedness in accordance with provisions similar to those described under Section 4.10 and Section 4.14; provided that at or prior to such repurchase, redemption, defeasance, acquisition or retirement, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired, defeased or retired;

(14)         the declaration and payment of dividends or distributions by the Company to, or the making of loans to, any Parent Entity of the Company or Equityholding Vehicle in amounts required for any Parent Entity of the Company or Equityholding Vehicle to pay or cause to be paid, in each case without duplication,

(a)           franchise, excise or similar taxes and other fees, taxes and expenses, in each case, required to maintain their organizational existence;

(b)           foreign, federal, state and local income and similar taxes (including any interest or penalties related thereto), to the extent such income or similar taxes are attributable to the income, revenue, receipts, capital or margin of the Company, the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, the Restricted Subsidiaries and, to the extent described above, its Unrestricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, the Restricted Subsidiaries and, to the extent described above, its Unrestricted Subsidiaries to pay such taxes separately from any such Parent Entity or Equityholding Vehicle;

(c)           customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former officers, directors, employees, managers and consultants of any Parent Entity of the Company or Equityholding Vehicle to the extent such salaries, bonuses, severance and other benefits and indemnities are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, including the Company’s or Restricted Subsidiaries, proportionate share of such amount relating to such Parent Entity being a public company;

(d)           general operating (including, without limitation, expenses related to the maintenance of organizational existence and auditing or other accounting matters) and overhead costs and expenses of any Parent Entity of the Company or Equityholding Vehicle to the extent such costs and expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, including the Company’s proportionate share of such amount relating to such Parent Entity being a public company;

(e)           fees and expenses other than to Affiliates of the Company related to any equity or debt offering (whether or not successful) of any Parent Entity of the Company or Equityholding Vehicle;

(f)            amounts that would otherwise be permitted to be paid directly by the Company pursuant to Section 4.11(b)(3), (4), (6), (7), (8), (12), (13), (15) or (17);

(g)           cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any Parent Entity of the Company or Equityholding Vehicle; and

(h)           to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by the Company; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (ii) the applicable Parent Entity of the Company shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of the Restricted Subsidiaries or (B) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Company or one of the Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment, (iii) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (iv) any property received by the Company or a Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to Section 4.07(a)(3) and (v) to the extent constituting an Investment, such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 4.07 (other than pursuant to Section 4.07(b)(9) or pursuant to the definition of “Permitted Investments” (other than (9) thereof);

(i)            amounts that, if paid directly by the Company, would be payable pursuant to Section 4.07(b)(4), (7) or (18);

(15)         the repurchase, redemption, or other acquisition of Equity Interests of the Company or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Company or any Restricted Subsidiary, in each case, permitted under this Indenture;

(16)         the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(17)         payments or distributions to satisfy dissenters’ rights pursuant to or in connection with an acquisition, merger, consolidation, amalgamation or transfer of assets that complies with Section 5.01;

(18)         (a) payments made to option holders or holders of profits interests of the Company or any Parent Entity of the Company or Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Company or any Parent Entity of the Company or Equityholding Vehicle, which payments are being made to compensate such option holders or holders of profits interests as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture (it being understood that no such payment may be made to an optionholder pursuant to this clause to the extent such payment would not have been permitted, pursuant to any provision of this Section 4.07, other than this clause (18)(a), to be made to such optionholder if it were a shareholder, and, for the avoidance of doubt, any amounts paid pursuant to this clause (a) shall count against the amount available under such other provision), and (b) Restricted Payments to pay for the repurchase, retirement or other acquisition, in each case for nominal value, of Equity Interests of the Company or any Parent Entity of the Company or Equityholding Vehicle from a former investor of an acquired business or a current or former officer, director, employee, manager or consultant of an acquired business (or their respective Controlled Investment Affiliates or Immediate Family Members), which Equity Interests were issued as part of an earn-out or similar arrangement in the acquisition of such business, and which repurchase relates the failure of such earn-out to fully vest;

(19)         the distribution to any Parent Entity of the Company of the cash or Cash Equivalents that were deposited on or prior to the Effective Date with the trustee for the then outstanding 6.625% senior notes due 2022 of MultiPlan, to the extent in excess of the amount that was needed to fund the redemption and discharge of such notes in full;

(20)         any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness consisting of Acquired Indebtedness (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (b) otherwise in connection with or contemplation of such acquisition);

(21)         mandatory redemptions, repurchases, retirements or cancellations of Disqualified Stock issued in accordance with this Indenture;

(22)         the Specified Dividend; and

(23)         any other Restricted Payment, provided that on a pro forma basis after giving effect to such Restricted Payment, (a) in the case of a Restricted Payment by the Company or the Restricted Subsidiaries (other than MultiPlan and its Restricted Subsidiaries), the Consolidated Total Debt Ratio of the Company and the Restricted Subsidiaries would be equal to or less than 5.25 to 1.0 and (b) in the case of a Restricted Payment by MultiPlan or its Restricted Subsidiaries, the Consolidated Total Debt Ratio of MultiPlan and its Restricted Subsidiaries would be equal to or less than 5.25 to 1.0.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10) and (23) above, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)          For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (23) above and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to Section 4.07(a), the Company shall be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (23) and Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant.

(d)          The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(e)          As of the Issue Date, all of the Company’s Subsidiaries shall be Restricted Subsidiaries. The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, whether pursuant to this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(f)           This Section 4.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of the Restricted Subsidiaries permitted to be incurred under this Indenture.

Section 4.08           Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)          The Company shall not, and shall not permit any of the Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)           (A)  pay dividends or make any other distributions to the Company or any of the Restricted Subsidiaries that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Company or any of the Restricted Subsidiaries that is a Guarantor;

(2)           make loans or advances to the Company or any of the Restricted Subsidiaries that is a Guarantor; or

(3)           sell, lease or transfer any of its properties or assets to the Company or any of the Restricted Subsidiaries that is a Guarantor.

(b)          The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1)           contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the indenture governing the MultiPlan Notes, the Senior Credit Agreement and any related documentation and related Hedging Obligations;

(2)           this Indenture, the Notes and the Guarantees;

(3)           purchase money obligations for property acquired in the ordinary course of business or consistent with past practice and Financing Lease Obligations that impose restrictions of the nature discussed in Section 4.08(a)(3) on the property so acquired;

(4)           applicable law or any applicable rule, regulation or order;

(5)           any agreement or other instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation, in existence at the time of such acquisition or at the time it merges, consolidates or amalgamates with or into the Company or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or redesignated;

(6)           contracts for the sale or disposition of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)           Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with past practice or restrictions on cash or other deposits permitted under Section 4.12 or arising in connection with any Permitted Lien;

(9)           other Indebtedness, Disqualified Stock or Preferred Stock of Subsidiaries that are not Guarantors that is permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09;

(10)         customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating to such joint venture;

(11)         customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business or consistent with past practice or that in the judgment of the Company would not materially impair the Company’s ability to make payments under the Notes when due;

(12)         restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(13)         any encumbrance or restriction with respect to a Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(14)         other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09; provided that (i) in the judgment of the Company, such incurrence will not materially impair the Company’s ability to make payments under the Notes when due or (ii) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(15)         restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Receivables Facility;

(16)         any encumbrances or restrictions of the type referred to in Section 4.08(a)(1), (2) and (3) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Section 4.08(b)(1) through (15); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(17)         negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under this Indenture, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness; and

(18)         customary provisions restricting assignment of any agreement (or the assets subject thereto) entered into in the ordinary course of business or consistent with past practice.

(c)           For purposes of determining compliance with this Section 4.08, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans and advances made to the Company or a Restricted Subsidiary, to other Indebtedness incurred by the Company or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09           Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)           The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that (x) the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary (other than MultiPlan and its Restricted Subsidiaries) may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and the Restricted Subsidiaries for the Applicable Measurement Period would have been at least 2.00 to 1.00 and (y) MultiPlan may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of the Restricted Subsidiaries of MultiPlan may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for MultiPlan and its Restricted Subsidiaries for the Applicable Measurement Period would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period(for purposes of determining Consolidated EBITDA) and at the end (for purposes of determining Consolidated Total Indebtedness) of the Applicable Measurement Period.

(b)          The provisions of Section 4.09(a) shall not apply to:

(1)           the incurrence of Indebtedness under Credit Facilities by the Company or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at the time of incurrence not to exceed the sum of (a) the greater of (i) $3,900,000,000 and (ii) the maximum principal amount of Secured Indebtedness that could be incurred after giving pro forma effect to the incurrence of such Secured Indebtedness (provided, however, for the avoidance of any doubt, that the pro forma calculation shall not give effect to any Indebtedness that may be incurred on such determination date pursuant to the following clause (b)) such that after giving effect to such incurrence, the Consolidated Secured Debt Ratio of the Company for the Applicable Measurement Period would be no greater than 5.00 to 1.00 and (b) the greater of (i) $325,000,000 and (ii) 50.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period, provided that in no event shall such amount derived under this clause (ii) exceed $655,000,000;

(2)           the incurrence by the Company and any Guarantors of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes) or any PIK Notes issued from time to time in respect of any PIK Payment in accordance with the terms hereof (including any Guarantee thereof);

(3)           Indebtedness of the Company and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in Section 4.09(b)(1) and (2), but including the MultiPlan Notes);

(4)           Indebtedness (including Financing Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of the Restricted Subsidiaries, to finance the purchase, development, lease, construction, repair, expansion, installation, repair, maintenance, upgrade or improvement of property (real or personal), equipment or other assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred and outstanding pursuant to this clause (4), when aggregated with the outstanding amount of Indebtedness under Section 4.09(b)(13) incurred to refinance Indebtedness initially incurred in reliance on this clause (4), does not exceed at the time of incurrence the greater of (a) $175,000,000 and (b) 25.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period;

(5)           Indebtedness incurred by the Company or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar facilities issued or entered into in the ordinary course of business or consistent with past practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6)           Indebtedness arising from agreements of the Company or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the Transactions, Investments permitted under this Indenture, and the disposition or acquisition of any business, assets or Capital Stock, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, but including in connection with guarantees of Indebtedness, letters of credit and surety bonds on performance bonds securing the performance of the Company or any of the Restricted Subsidiaries pursuant to such agreements;

(7)           Indebtedness of the Company owing to a Restricted Subsidiary; provided that if such Indebtedness is owing to a Restricted Subsidiary that is not a Guarantor and if such Indebtedness is not in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness is expressly subordinated in right of payment to the Notes (to the extent permitted by applicable law and it does not result in material adverse tax consequences); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);

(8)           Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor and if such Indebtedness is not in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness shall be expressly subordinated in right of payment (to the extent permitted by applicable law and it does not result in material adverse tax consequences) to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9)           shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer (other than the incurrence of a Permitted Lien) of any such shares of Preferred Stock or Disqualified Stock (except to the Company or another of the Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock or Disqualified Stock, as applicable (to the extent such Preferred Stock or Disqualified Stock is then outstanding), not permitted by this clause (9);

(10)         Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11)         obligations in respect of workers’ compensation claims, self-insurance and obligations in respect of stays, customs, performance, indemnity, bid, appeal, judgment, surety or other similar bonds or instruments and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Company or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case not in connection with the borrowing of money;

(12)         (A) Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of Section 4.07(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (B) Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(B), does not at the time of incurrence exceed the greater of (i) $230,000,000 and (ii) 35.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period pursuant to this clause (12)(B) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(B) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (12)(B));

(13)         the incurrence by the Company or any Restricted Subsidiary of Indebtedness or the issuance by the Company or any Restricted Subsidiary of, Disqualified Stock or Preferred Stock that serves to refund, refinance, replace, renew, extend or defease (collectively, “refinance” with “refinances,” “refinanced” and “refinancing” having a correlative meaning) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) and Section 4.09(b)(2), (3), (4), (12)(a), (13), (14) and (23) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refinance, such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)          has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced,

(B)           to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated at least to the same extent as the Indebtedness being refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C)           shall not include:

(i)            Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii)           Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided, further, that subclause (A) of this clause (13) shall not apply to any refinancing of (x) any Secured Indebtedness or (y) any Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor;

(14)         Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into, consolidated with or amalgamated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that such Indebtedness is in an aggregate amount not to exceed at the time of incurrence

(A)          the greater of (i) $100,000,000 and (ii) 15.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period pursuant to this clause (14); plus

(B)           unlimited additional Indebtedness if after giving pro forma effect to such acquisition, merger, consolidation or amalgamation (x) in the case of Indebtedness, Disqualified Stock or Preferred Stock of the Company and any Restricted Subsidiary (other than MultiPlan and its Restricted Subsidiaries), the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to either (i) the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (ii) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries (other than MultiPlan and its Restricted Subsidiaries) is equal to or greater than immediately prior to such acquisition, merger, consolidation or amalgamation (y) in the case of Indebtedness, Disqualified Stock or Preferred Stock of MultiPlan and any of its Restricted Subsidiaries, (i) MultiPlan would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (ii) the Fixed Charge Coverage Ratio of MultiPlan and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, consolidation or amalgamation;

(15)         cash management obligations, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and otherwise in connection with depositary accounts and repurchase agreements permitted by this Indenture and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in each case incurred in the ordinary course of business or consistent with past practice;

(16)         Indebtedness of the Company or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17)         (A) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture, or

(B)           any guarantee by a Restricted Subsidiary of Indebtedness of the Company or of any other Restricted Subsidiary; provided that such Indebtedness is permitted under the terms of this Indenture;

(18)         Indebtedness of Restricted Subsidiaries that are not Guarantors incurred pursuant to this clause not to exceed at the time of incurrence, and together with any other Indebtedness then outstanding under this clause (18), the greater of (A) $125,000,000 and (B) 20.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness under Section 4.09(a) without reliance on this clause (18));

(19)         Indebtedness under a Receivables Facility;

(20)         Indebtedness of the Company or any of the Restricted Subsidiaries consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(21)         Indebtedness of the Company or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business or consistent with past practice;

(22)         Indebtedness consisting of Indebtedness issued by the Company or any of the Restricted Subsidiaries to future, current or former officers, directors, employees, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity of the Company or Equityholding Vehicle, in each case to finance the purchase or redemption of Equity Interests of the Company or any Parent Entity of the Company or Equityholding Vehicle to the extent described in Section 4.07(b)(4);

(23)         Indebtedness incurred in connection with any Permitted Sale and Lease-Back Transaction;

(24)         Indebtedness incurred by the Company or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(25)         Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(26)         Indebtedness representing deferred compensation to future, current or former officers, directors, employees, managers or consultants of any Parent Entity of the Company, the Company or any Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice;

(27)         Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the Transactions, any Permitted Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(28)         customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(29)         Indebtedness of the seller of any business or assets permitted to be acquired by the Company or any Restricted Subsidiary under this Indenture; provided that the aggregate amount of Indebtedness incurred pursuant to this clause (29) shall not exceed at the time of incurrence the greater of (A) $30,000,000 and (B) 4.5% of Consolidated EBITDA of the Company for the Applicable Measurement Period;

(30)         obligations outstanding at any time in respect of Disqualified Stock in an amount not to exceed at the time of issuance the greater of (A) $30,000,000 and (B) 4.5% of Consolidated EBITDA of the Company for the Applicable Measurement Period;

(31)         Indebtedness in respect of commercial letters of credit obtained in the ordinary course of business or consistent with past practice;

(32)         Indebtedness incurred in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course business or consistent with past practice on arm’s length commercial terms on a recourse basis;

(33)         Indebtedness arising solely as a result of the existence of any Permitted Lien (other than for Liens securing debt for borrowed money);

(34)         unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice; and

(35)         all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (34) above.

(c)           For purposes of determining compliance with this Section 4.09:

(1)           in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Section 4.09(b)(1) through (35) or is entitled to be incurred pursuant to Section 4.09(a), the Company, in its sole discretion, shall divide, classify or reclassify all or a portion of such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock (or portion thereof) or Preferred Stock (or portion thereof) in one of the above clauses or paragraph; provided that all Indebtedness outstanding under the Senior Credit Agreement on the Effective Date shall be treated as incurred on the Issue Date under Section 4.09(b)(1);

(2)           at the time of incurrence, the Company shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.09(a) and 4.09(b); and

(3)           the principal amount of Indebtedness outstanding under any clause of this Section 4.09 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Indebtedness incurred to refinance Indebtedness incurred pursuant to Section 4.09(b)(1) or (12)(B) shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest and dividends and premiums (including reasonable tender premiums) thereon, and defeasance costs, underwriting discounts, fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Company shall not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Company unless such Indebtedness is expressly subordinated in right of payment to the Notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company.

This Indenture shall not treat (1) Indebtedness that is unsecured as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 4.10          Asset Sales.

(a)           The Company shall not, and shall not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(1)           the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company at the time of contractually agreeing to such sale) of the assets sold or otherwise disposed of; and

(2)           except in the case of a Permitted Asset Swap, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales since the Effective Date (on a cumulative basis), received by the Company and the Restricted Subsidiaries is in the form of Cash Equivalents.

(b)          Within 540 days after the later of (x) the date of any Asset Sale and (y) the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)           to permanently reduce:

(A)          Obligations under any Senior Indebtedness of the Company that is secured by a Lien, which Lien is permitted by this Indenture, and to correspondingly reduce commitments with respect thereto;

(B)          Obligations under other Senior Indebtedness of the Company, and to correspondingly reduce commitments with respect thereto, other than Indebtedness owed to a Restricted Subsidiary; provided that, in the case of this clause (B), the Company shall equally and ratably reduce Obligations under the Notes on a pro rata basis as provided under Section 3.07, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes, on a ratable basis with such other Senior Indebtedness, for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be repurchased (which offer shall be deemed an Asset Sale Offer for purposes of this Indenture); or

(C)          Indebtedness of a Restricted Subsidiary, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(2)           to make (A) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other assets that are, in each of (A), (B) and (C), either (i) are used or useful in a Similar Business or (ii) replace in whole or in part the businesses or assets that are the subject of such Asset Sale; or

(3)           any combination of the foregoing;

provided that, in the case of Section 4.10(b)(2), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment within the later of (x) 180 days of such commitment and (y) 540 days after the date of the applicable Asset Sale (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds after the later of (A) 540 days after the date of the applicable Asset Sale and (B) the termination of such Acceptable Commitment (unless another Acceptable Commitment is entered into with respect thereto prior to such later date).

(c)           Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of any Asset Sales by a non-Guarantor would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) or is prohibited or subject to limitation by applicable local law, order, decree or determination of any arbitrator, court or governmental authority from being repatriated to the United States or distributed to the Company or any Guarantor, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable non-Guarantor so long, but only so long, as applicable, as such material adverse tax consequence exists or the applicable local law will not permit repatriation to the United States or distribution to the Company or any Guarantor (the Company hereby agreeing to use reasonable efforts to cause the applicable non-Guarantor to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation or distribution), and if such repatriation of any of such affected Net Proceeds, as applicable, no longer has material adverse tax consequences or is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Proceeds will be applied (whether or not repatriation actually occurs) in compliance with this Section 4.10.

(d)          Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds an aggregate of $40,000,000 in any fiscal year (the “Excess Proceeds Threshold”), the Company shall make an offer to all Holders and, if and to the extent required by the terms of any Indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness that is equal to $1,000 or an integral multiple of $1.00 in excess thereof (and, in the case of any PIK Note, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof) that may be purchased in the amount equal to the sum of the Excess Proceeds (the “Excess Proceeds Payment Amounts”) at an offer price in cash in an amount equal to 100% of the principal amount or accreted value thereof, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the other documents governing the applicable Pari Passu Indebtedness. The Company shall commence an Asset Sale Offer with respect to Excess Proceeds within fifteen (15) Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by sending the notice required pursuant to Section 3.09, with a copy to the Trustee. The Company may satisfy the foregoing obligation with respect to such Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to all or a portion of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (the “Advance Offer”).

(e)          To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds Payment Amount (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) for such amount offered in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Pari Passu Indebtedness surrendered by such Holders and holders thereof exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount or accreted value of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, shall be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero, but in the case of an Advance Offer, the amount of Net Proceeds the Company is offering to apply in such Advance Offer shall be excluded in subsequent calculations of Excess Proceeds. Additionally, upon consummation or expiration of any Advance Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Company may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

(f)            Pending the final application of an amount equal to the Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the Senior Credit Agreement) or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(g)            For purposes of this Section 4.10, the following are deemed to be Cash Equivalents:

(1)            any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2)            any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(3)            any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $175,000,000 and (y) 25.0% of Consolidated EBITDA of the Company for the Applicable Measurement Period at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(h)            Any Notice of an Asset Sale Offer, if mailed or delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (1) the Notice of an Asset Sale Offer is mailed or delivered in a manner herein provided and (2) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11	Transactions with Affiliates.

(a)            The Company shall not, and shall not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20,000,000, unless such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis.

(b)            The provisions of Section 4.11(a) shall not apply to the following:

(1)            (A) transactions between or among the Company or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction and (B) any merger, consolidation or amalgamation of the Company or any Parent Entity of the Company, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(2)            Restricted Payments permitted by Section 4.07 and the definition of “Permitted Investments”;

(3)            the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors in connection with the management or monitoring of, or the provision of other services rendered to, any Parent Entity of the Company, any Equityholding Vehicle, the Company or any of its Subsidiaries;

(4)            the payment of reasonable and customary fees and compensation paid to, and benefits, indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, employees, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of the Restricted Subsidiaries or any Parent Entity of the Company or Equityholding Vehicle;

(5)            transactions in which the Company or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(6)            any agreement or arrangement as in effect as of the Issue Date or as expressly contemplated in the Offering Circular, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect (as determined in good faith by the Company) to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7)            the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity of the Company) is a party as of the Issue Date and any similar agreements which it (or any Parent Entity of the Company) may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of the Restricted Subsidiaries (or any Parent Entity of the Company) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect (as determined in good faith by the Company) to the Holders, when taken as a whole, when compared to such agreements in existence on the Issue Date;

(8)              the payment of all fees and expenses related to the Transactions and the offering of the Notes and the Specified Dividend;

(9)              transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Indenture which are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the Board of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)            the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Company and the granting and performing of customary registration rights;

(11)            transactions effected as part of any Receivables Facility that are otherwise permitted under this Indenture;

(12)            payments to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the Board of the Company in good faith;

(13)            payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former officers, directors, employees, managers or consultants (or their respective Controlled Investment Affiliates) of the Company, any of the Restricted Subsidiaries or any Parent Entity of the Company or Equityholding Vehicle and employment agreements, equity option plans and other compensatory arrangements with any such officers, directors, employees, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) which, in each case, are approved by the Company in good faith;

(14)            (A) investments by any of the Permitted Holders in securities of any Parent Entity of the Company, any Equityholding Vehicle, the Company or any Restricted Subsidiary (and payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms and (B) payments to Permitted Holders in respect of securities or loans of the Company or any of the Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than any Parent Entity of the Company, any Equityholding Vehicle, the Company or any Restricted Subsidiary, in each case, in accordance with the terms of such securities or loans;

(15)            payments to any future, current or former officer, director, employee, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of the Restricted Subsidiaries or any Parent Entity of the Company or Equityholding Vehicle pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement or any equity subscription or equityholder agreement; and any employment agreements, equity option plans and other compensatory arrangements (and any successor plans thereto) and any health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such officers, directors, employees, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;

(16)            transactions with a Person that is an Affiliate of the Company (excluding any Unrestricted Subsidiary) arising solely because the Company or Restricted Subsidiary owns any Equity Interest in, or controls, such Person;

(17)            the entering into or payments by the Company (and any Parent Entity of the Company or Equityholding Vehicle) and their respective Subsidiaries pursuant to tax sharing agreements among the Company (and any such Parent Entity or Equityholding Vehicle) and their respective Subsidiaries on customary terms and such payments shall not exceed the excess (if any) of the amount of taxes they would have paid on a stand-alone basis over the amount of such taxes they actually pay directly to governmental authorities;

(18)            any lease entered into between the Company or any Restricted Subsidiary, as lessee and any Affiliate of the Company, as lessor, which is approved by the Company in good faith;

(19)            intellectual property licenses entered into in the ordinary course of business or consistent with past practice;

(20)            any transaction between the Company or any Restricted Subsidiary and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Company or any Parent Entity, provided, however, that such director abstains from voting as a director of the Company or such Parent Entity, as the case may be, on any matter including such other Person;

(21)            pledges of Equity Interests of Unrestricted Subsidiaries;

(22)            the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary (and not entered into in contemplation of such designation) and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary (and not entered into in contemplation of such designation);

(23)            payments to and from, and transactions with, any joint ventures entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto); and

(24)            a transaction with a Person who was not an Affiliate of the Company or any Restricted Subsidiary before such transaction was entered into but becomes an Affiliate solely as a result of such transaction.

Section 4.12	Liens.

The Company shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures Obligations under any Indebtedness on any asset or property of the Company, unless:

(a)            in the case of Initial Liens securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds thereof that is senior in priority to such Initial Liens; or

(b)            in all other cases, the Notes are equally and ratably secured.

Any Lien created for the benefit of the Holders pursuant to this Section 4.12 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to so secure the Notes.

Section 4.13	Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its company existence, and the corporate, partnership, limited liability company or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended, supplemented or otherwise modified from time to time) of the Company or any such Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Company and the Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of the Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole.

Section 4.14	Offer to Repurchase Upon Change of Control.

(a)            If a Change of Control occurs (other than as a result of the Transactions), unless, prior to, or concurrently with, the time the Company is required to make a Change of Control Offer (as defined below), the Company has previously or concurrently mailed or transmitted electronically a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Section 11.01, the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date. Within 30 days following any Change of Control, the Company shall send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, sent in the same manner, to each Holder to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the Depositary, with the following information:

(1)            that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2)            the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is transmitted electronically or mailed (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below;

(3)            that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)            that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)            that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the procedures of the Depositary, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third (3rd) Business Day preceding the Change of Control Payment Date;

(6)            that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased and any other information as may be required by the paying agent;

(7)            that if less than all of such Holder’s Notes are tendered for purchase, such Holder will be issued new Notes (through book-entry transactions of Global Notes) and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the unpurchased portion of the Notes must be equal to at least $2,000 or an integral multiple of $1.00 in excess thereof (and, in the case of any PIK Note, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof);

(8)            if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and, if applicable, stating that, in the Company’s discretion, the Change of Control Payment Date may be delayed until such time as any or all applicable conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that the Company shall determine that the Change of Control will not occur by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9)            the other instructions, as determined by the Company, consistent with this Section 4.14, that a Holder must follow.

(b)            On the Change of Control Payment Date, the Company shall, to the extent permitted by law,

(1)            accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)            deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)            deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(c)            The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

(d)            The Company shall not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e)            If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in Section 4.14(d), purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice given not more than 30 days following such purchase pursuant to the Change of Control Offer described in Section 4.14(d), to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest on the Notes that remain outstanding to, but excluding, the Second Change of Control Payment Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Second Change of Control Payment Date).

(f)            Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

Section 4.15	Note Guarantees.

(a)            The Company will not permit any of its Domestic Subsidiaries that is a Wholly-Owned Subsidiary (and any Domestic Subsidiary that is a non-Wholly-Owned Subsidiary if such non-Wholly-Owned Subsidiary guarantees other capital markets debt securities of the Company), other than a Guarantor, a Receivables Subsidiary or an Excluded Subsidiary, to guarantee the payment of capital markets debt securities of the Company in an aggregate principal amount in excess of $200,000,000 unless:

(1)            such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company, if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2)            such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

(b)            The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 60 day period described in Section 4.15(a)(1).

Section 4.16	Discharge and Suspension of Covenants.

(a)            If (1) the Notes have an Investment Grade Rating from both Rating Agencies and (2) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day, the Company and the Restricted Subsidiaries will not be subject to the following covenants: Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.14, Section 4.15 and Section 5.01(a)(4) (collectively, the “Suspended Covenants”).

(b)            In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Company or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period solely to the extent arising from the failure to comply with the Suspended Covenants during the Suspended Period).

(c)            The period of time from and including the date of the Covenant Suspension Event to (and excluding) the Reversion Date is referred to as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds shall be reset at zero.

(d)            In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of the Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, but not during the Suspension Period, (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(3), (3) any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(6) and (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in Section 4.08(a)(1) through (3) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(b)(1). No Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period. In the event that during the Suspension Period the Company or any of its Affiliates enter into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to Section 4.14 under this Indenture with respect to such transaction.

(e)            The Company shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16. The Trustee shall have no duty to monitor the ratings of the Notes, monitor the occurrence of a Covenant Suspension Event or Reversion Event or notify Holders of the same.

ARTICLE 5

SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of All or Substantially All Assets.

(a)            The Company shall not merge, consolidate or amalgamate with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)            the Company is the surviving Person or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(2)            the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under this Indenture and the Notes pursuant to supplemental indentures;

(3)            immediately after such transaction, no Event of Default exists;

(4)            immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,

(A)            the Successor Company or the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a), or

(B)            the Fixed Charge Coverage Ratio for the Company (or the Successor Company, as applicable) and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(5)            each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(d) shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(6)            the Company or, if applicable, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures, if any, comply with this Indenture.

(b)            The Successor Company shall succeed to, and be substituted for, the Company under this Indenture, and the Notes and the Company will automatically be released and discharged from its obligations under this Indenture, the Guarantees and the Notes. Notwithstanding Section 5.01(a)(3) and (4),

(1)            any Restricted Subsidiary may consolidate with or merge into or sell, assign, transfer, lease, convey, or otherwise dispose of all or part of its properties and assets to the Company or any Restricted Subsidiary; and

(2)            the Company may consolidate or merge with an Affiliate of the Company, as the case may be, solely for the purpose of reincorporating the Company in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

Section 5.02	Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company’s assets that meets the requirements of Section 5.01.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

(a)            An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)            default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)            default for 30 days or more in the payment when due of interest on or with respect to the Notes (it being understood that any failure to pay that portion of any interest payment required to be paid in cash is a default in the payment of interest for purposes of this clause (2) (irrespective of whether all or a part of any such portion is paid in the form of PIK Interest);

(3)            failure by the Company or any Guarantor for 60 days after receipt of written notice given (A) to the Company (with a copy to the Trustee) by the Holders of not less than 30% in aggregate principal amount of then outstanding Notes or (B) to the Company by the Trustee to comply with any of its obligations, covenants or agreements (other than a default referred to in Section 6.01(a)(1) or (2)) contained in this Indenture or the Notes; provided that in the case of a failure to comply with the provisions of Section 4.03, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given;

(4)            default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of the Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i)            such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(ii)            the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $100,000,000 or more at any one time outstanding;

(5)            failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $100,000,000 (net of amounts covered by insurance policies issued by insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)            the Company or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)            commences proceedings to be adjudicated bankrupt or insolvent;

(ii)            consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii)            consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)            makes a general assignment for the benefit of its creditors; or

(v)            generally is not paying its debts as they become due; or

(7)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Company or any Guarantor that is a Significant Subsidiary in a proceeding in which the Company or any Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(ii)            appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary; or

(iii)            orders the liquidation of the Company or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(b)            In the event of any Event of Default specified in Section 6.01(a)(4), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Company delivers an Officer’s Certificate to the Trustee stating that:

(1)            the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)            the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)            the default that is the basis for such Event of Default has been cured.

Section 6.02	Acceleration.

If any Event of Default (other than an Event of Default specified in Section 6.01(a)(6) or (7)) occurs and is continuing under this Indenture, the Holders of at least 30% in aggregate principal amount of the then outstanding Notes by written notice to the Company and the Trustee or the Trustee by written notice to the Company may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes unless Holders of at least 30% in aggregate principal amount of the then outstanding Notes provide written direction and have complied with the applicable requirements set forth in Section 6.06.

Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under Section 6.01(a)(6) or (7), all outstanding Notes shall be due and payable immediately without further action or notice.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

If a Default occurs and is continuing and is actually known to the Trustee, the Trustee shall send to each Holder of the Notes notice of such Default within 90 days after the Trustee acquires actual knowledge of such Default.

Section 6.04	Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee and the Company may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default in the payment of principal of, premium, if any, or interest on, any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer) and rescind any acceleration and its consequences with respect to the Notes; provided, subject to Section 6.02, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration; provided, further, that such rescission would not conflict with any judgment of a court of competent jurisdiction. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05	Control by Majority.

Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such direction is unduly prejudicial to such Holders) or that would involve the Trustee in personal liability.

Section 6.06	Limitation on Suits.

Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a)            such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)            Holders of at least 30% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(c)            Holders have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(d)            the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e)            Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07	Contractual Rights of Holders to Bring Suit for Enforcement of Payment.

Notwithstanding any other provision of this Indenture, the contractual right of any Holder to bring suit for the enforcement of any payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed in such Note shall not be amended without the consent of such Holder.

Section 6.08	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09	Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10	Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11	Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13	Priorities.

Any money or property collected by the Trustee pursuant to this Article 6 and any money or other property distributable in respect of any grantor’s Obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for the principal premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

THIRD: without duplication, to Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

FOURTH: to the Company or as otherwise directed by a court of competent jurisdiction.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01	Duties of Trustee.

(a)            The Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee shall have actual knowledge and after the curing or waiver of all such Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default of which a Responsible Officer of the Trustee shall have actual knowledge has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)            Except during the continuance of an Event of Default:

(1)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)            in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)            this paragraph does not limit the effect of Section 7.01(b);

(2)            the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts;

(3)            the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(4)            no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(d)            Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), (b), (c) and (e)

(e)            The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02	Rights of Trustee.

(a)            The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its sole discretion, may (and shall at the direction of the majority of the Holders) make such further inquiry or investigation into such facts or matters, and, if the Trustee shall determine, or be so directed, to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)            The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)            The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)            The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture. Delivery of reports to the Trustee pursuant to Section 4.03 shall not constitute actual knowledge of, or notice to, the Trustee of the information contained therein.

(g)            In no event shall the Trustee be responsible or liable for any special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i)            The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(j)            The Trustee may request that the Company and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(k)            The right of the Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act.

Section 7.03	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05	Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail or otherwise deliver in accordance with the procedures of the Depositary to Holders a notice of the Default within 90 days after it obtains knowledge thereof, unless such default shall have been cured or waived. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06	Reports by Trustee to Holders.

Within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail or otherwise deliver to the Holders a brief report dated as of such reporting date that complies with Section 313(a) of the Trust Indenture Act (but if no event described in Section 313(a) of the Trust Indenture Act has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Section 313(b)(2) of the Trust Indenture Act to the extent applicable. The Trustee shall also transmit by mail or otherwise deliver all reports as required by Section 313(c) of the Trust Indenture Act.

A copy of each report at the time of its delivery to the Holders shall be delivered to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Section 313(d) of the Trust Indenture Act. The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

Section 7.07	Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee, its officers, directors, employees and agents for, and hold the Trustee, its officers, directors, employees and agents harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Company or any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company and the Guarantors shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Company and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes and rights of the Holders on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08	Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)            the Trustee fails to comply with Section 7.10;

(b)            the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)            a custodian or public officer takes charge of the Trustee or its property; or

(d)            the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09         Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10         Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Sections 310(a)(1), (2) and (5) of the Trust Indenture Act. The Trustee is subject to Section 310(b) of the Trust Indenture Act.

Section 7.11         Preferential Collection of Claims Against Company.

The Trustee is subject to Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01         Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02         Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below in this Section 8.02 are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in Section 8.02(a) and (b), and to have satisfied all of its other obligations under such Notes and this Indenture including the obligations of the Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company or such Guarantor acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)           the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b)           the Company’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)           the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(d)           this Section 8.02.

Subject to compliance with this Article 8, the Company may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03.

Section 8.03         Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 3.09, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 5.01(a)(4), 5.01(a)(5) and 5.01(e) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied, and have each Guarantor’s obligation released with respect to its Guarantee (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s, exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) and 6.01(a)(8)  shall not constitute Events of Default.

Section 8.04         Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(a)           the Company must irrevocably deposit with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and accrued interest due on the Notes to the date of maturity or redemption, as the case may be, of such principal, premium, if any, or interest on such Notes and the Company must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the applicable Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the applicable Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

(b)           in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(1)           the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(2)           since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or material instrument (other than this Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(f)            the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

(g)           the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05         Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(b)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06         Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Company on their request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07         Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Company makes any payment of principal of, premium or interest on any Note following the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01         Without Consent of Holders.

Notwithstanding Section 9.02, the Company, any Guarantor (with respect to a Guarantee or this Indenture) and the Trustee may amend or supplement this Indenture and any Guarantee or Notes without the consent of any Holder:

(a)           to cure any ambiguity, omission, mistake, defect or inconsistency, as set forth in an Officer’s Certificate;

(b)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)           to comply with Section 5.01;

(d)           to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders;

(e)           to make any change that would provide any additional rights or benefits to the Holders (including to secure the Notes or the Guarantees) or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(f)            to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(g)           to provide for the issuance of Additional Notes or PIK Notes in accordance with the terms of this Indenture;

(h)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable;

(i)            to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or a successor Paying Agent thereunder pursuant to the requirements thereof;

(j)            to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(k)           to add a Guarantor or a Guarantee of a Parent Entity of the Company under this Indenture, or to release any such Guarantor or Guarantee if at the time of such release such Guarantor is not otherwise required by this Indenture to be a Guarantor;

(l)            to conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of the Notes” section of the Offering Circular to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Guarantee or the Notes, as set forth in an Officer’s Certificate; or

(m)          to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (1) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

Upon the request of the Company accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, (1) no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D, and delivery of an Officer’s Certificate and (2) no Officer’s Certificate or Opinion of Counsel shall be required in connection with the execution and delivery on the Issue Date of this Indenture and the Initial Notes.

Section 9.02         With Consent of Holders.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture, the Notes, and the Guarantees with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including Additional Notes and PIK Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes and PIK Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects its own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)           reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b)           reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes or change the date at which such Notes may be redeemed as described under Section 3.07; provided that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding;

(c)           reduce the rate of or change the time for payment of interest on any Note;

(d)           waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e)           make any Note payable in money other than that stated therein;

(f)            make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(g)           make any change in these amendment and waiver provisions (except pursuant to Section 9.01, which relates to amendments permitted without the consent of any Holders);

(h)           amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for enforcement of any payment of principal, premium, if any, or interest on, such Holder’s Notes on or after the due dates therefor;

(i)            make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(j)            except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse in any material respect to the Holders.

Section 9.03         [Reserved].

Section 9.04         Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05         Notation on or Exchange of Notes.

The Company may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06         Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment, supplement or waiver until the Board of the Company approves it. In executing any amendment, supplement or waiver to any Notes Document, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been complied with, and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03). Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture if such amendment or supplement is made pursuant to Section 9.01.

ARTICLE 10

GUARANTEES

Section 10.01       Guarantee.

Subject to this Article 10, each of the Guarantors that becomes a party to this Indenture through the execution of a supplemental indenture hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02       Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03       Execution and Delivery.

To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a supplemental indenture (which shall be in the form of Exhibit D) shall be executed on behalf of such Guarantor by one of its authorized Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.04       Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05       Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06       Release of Guarantees.

(a)           Any Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(1)           any sale, exchange, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of (A) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary, or (B) all or substantially all of the assets of such Guarantor, in each case, if such sale, exchange, transfer or other disposition is not prohibited by the applicable provisions of this Indenture;

(2)           the release or discharge of the guarantee or direct obligation by such Guarantor of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that a release subject to a contingent reinstatement is still a release and that if any such guarantee or direct obligation is reinstated then such Guarantee shall also be reinstated to the extent required by Section 4.15);

(3)           the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary or notification to the Trustee by an Officer’s Certificate that a Restricted Subsidiary that is a Guarantor shall have become an Excluded Subsidiary, in either case, in compliance with the applicable provisions of this Indenture;

(4)           the Company exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(5)           the merger, consolidation or amalgamation of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger, consolidation or amalgamation, or upon the liquidation of a Guarantor following the transfer of all of its assets to the Company or another Guarantor;

(6)           the merger, consolidation or amalgamation of any Guarantor with and into a Restricted Subsidiary in a transaction permitted by this Indenture where such Restricted Subsidiary is the surviving Person and such Restricted Subsidiary is a Foreign Subsidiary or is an Excluded Subsidiary, or upon the liquidation of a Guarantor following the transfer of all of its assets to such a Restricted Subsidiary; or

(7)           the occurrence of a Covenant Suspension Event; and

(b)           the Company and such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01       Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(a)           all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b)           (1)  all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the applicable Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)           the Company has paid or caused to be paid all sums payable by it under this Indenture (including without limitation to every Guarantor with the resulting effect that no Guarantor remains subrogated to the rights of the Holders against the Company pursuant to Section 10.04); and

(3)           the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.07 shall survive and, if money shall have been deposited with the Trustee pursuant to Section 11.01(b)(1), the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02       Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium or interest on any Notes because of the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01       Notices.

Any notice or communication by the Company, any Guarantor, the Trustee to the others is duly given if in writing (including telecopy and electronic transmission in PDF format) and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Polaris Intermediate Corp.

c/o MultiPlan

535 East Diehl Road

Naperville, IL 60563

Fax No.: [                    ]

Attention Chief Financial Officer

If to the Trustee:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Fax No.: [                    ]

Attention: Polaris Intermediate Corp. Administrator

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or otherwise in accordance with the procedures of the Depositary (which permits electronic delivery). Any notice or communication shall also be sent to any Person described in Section 313(c) of the Trust Indenture Act, to the extent required by the Trust Indenture Act. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders, they shall send a copy to the Trustee and each Agent at the same time.

Notices given by publication will be deemed given on the first date on which publication is made, notices given by first-class mail, postage prepaid, will be deemed given five Business Days after mailing and notices given otherwise in accordance with the procedures of the Depositary (which permits electronic delivery) will be deemed given on the date sent to the Depositary.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the customary procedures of such Depositary.

Section 12.02       Communication by Holders with Other Holders.

Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act.

Section 12.03       Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any of the Guarantors to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(a)           An Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided that such Officer’s Certificate shall not be required in connection with the issuance of the Initial Notes or the entering into any of the Notes Documents on the Issue Date; and

(b)          An Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that such Opinion of Counsel shall not be required in connection with the issuance of the Initial Notes or the entering into any of the Notes Documents on the Issue Date.

Section 12.04       Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 or Section 314(a)(4) of the Trust Indenture Act) shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.05       Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.06       No Personal Liability of Directors, Officers, Employees, Incorporators, Members, Partners and Stockholders.

No director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor or any of their parent companies or entities (other than the Company in respect of the Notes and each Guarantor in respect of its Guarantee) shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.07       Governing Law.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.08       Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09       Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

Section 12.10       No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11       Successors.

All agreements of the Company in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.

Section 12.12       Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13       Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.14       Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15       U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signatures on following pages]

POLARIS INTERMEDIATE CORP.

By:	/s/ David L. Redmond
	Name:	David L. Redmond
	Title:	EVP, CFO, Treasurer and Secretary

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Jane Y. Schweiger
	Name:	Jane Y. Schweiger
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert “This is a PIK Note”, if applicable]

CUSIP [             ]
ISIN [          ]1

[RULE 144A][REGULATION S] GLOBAL NOTE

8.500% / 9.250% Senior PIK Toggle Notes due 2022

No. ___	[$______________]

Polaris Intermediate Corp.

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of ________________________ United States Dollars] on December 1, 2022.

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

[1]	Rule 144A Note CUSIP: 73107G AA1 Rule 144A Note ISIN: US73107GAA13 Regulation S Note CUSIP: U7278G AA9 Regulation S Note ISIN: USU7278GAA95

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

POLARIS INTERMEDIATE CORP.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

Dated:

By:
Authorized Signatory

[Back of Note]

8.500% / 9.250% Senior PIK Toggle Notes due 2022

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.            INTEREST. The Company promises to pay interest on the principal amount of this Note at 8.500% per annum with respect to Cash Interest (as defined below) and 9.250% per annum with respect to PIK Interest (as defined below) (including Partial PIK Interest) from [November 21, 2017][insert date of the last Interest Payment Date] until maturity. The Company will pay interest semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest (including PIK Interest) has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be June 1, 2018. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Except as provided in the immediately succeeding sentence and the definition of Applicable Amount (as defined herein), interest on the Notes shall be payable entirely in cash (such interest, “Cash Interest”) on the then outstanding principal amount of the Notes. For any Interest Period (as defined herein) other than (i) the initial Interest Period and (ii) the final Interest Period ending at the stated maturity of the Notes, if the Applicable Amount as determined on the Determination Date (as defined herein) for such Interest Period shall:

(i)            equal or exceed 75%, but be less than 100%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Company may, at its option, elect to pay interest on (a) up to 25% of the then outstanding principal amount of the Notes by increasing the principal amount of the Notes or issuing PIK Notes and (b) the remaining then outstanding principal amount of the Notes in cash;

(ii)            equal or exceed 50%, but be less than 75%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Company may, at its option, elect to pay interest on (a) up to 50% of the then outstanding principal amount of the Notes by increasing the principal amount of the Notes or issuing PIK Notes and (b) the remaining then outstanding principal amount of the Notes in cash;

(iii)            equal or exceed 25%, but be less than 50%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Company may, at its option, elect to pay interest on (a) up to 75% of the then outstanding principal amount of the Notes by increasing the principal amount of the Notes or issuing PIK Notes and (b) the remaining then outstanding principal amount of the Notes in cash; or

(iv)            be less than 25% of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Company may, at its option, elect to pay interest on (a) up to 100% of the then outstanding Notes entirely by increasing the principal amount of the then outstanding Notes or by issuing PIK Notes and (b) the remaining, if any, then outstanding principal amount of the Notes in cash.

The payment of interest on the Notes through an increase in the principal amount of the outstanding Notes or through the issuance of PIK Notes is herein referred to as (i) “PIK Interest” to the extent all interest due on an Interest Payment Date is so paid and (ii) “Partial PIK Interest” to the extent that only a portion of the interest due on an Interest Payment Date is so paid.

The insufficiency or lack of funds available to the Company to pay Cash Interest as required by the second preceding paragraph shall not permit the Company to pay PIK Interest (including Partial PIK Interest) in respect of any Interest Period and the sole right of the Company to elect to pay PIK Interest shall be as (and to the extent) provided in the second preceding paragraph.

As used herein,

“Applicable Amount” shall be the amount equal to the sum (without duplication) of (i) (a) the maximum amount of all dividends and distributions which, as of the applicable Determination Date, would be permitted to be paid in cash to the Company (in a manner that does not restrict the use of such cash for paying Cash Interest, including dividends and distributions the distribution of which are conditioned upon such being utilized for a purpose other than paying Cash Interest (including, without limitation, amounts permitted to be distributed to the Company solely for the purpose of paying taxes attributable to the Company’s consolidated Subsidiaries or general corporate operating and overhead costs and expenses of the Company) (collectively “Issuer Restricted Liabilities”) as the result of restrictions on the ability to make such dividends or distributions, calculated after giving effect to taxes attributable solely to such dividend or distribution, any Issuer Restricted Liabilities and any Cash Interest payable in respect of the Interest Period in which such Determination Date occurs for which no distribution has previously been made to the Company (collectively “Restricted Cash”); provided such restrictions are otherwise permitted by Section 4.08 of the Indenture, including, without limitation, any restrictions and limitations in the Senior Credit Agreement, the indenture governing the MultiPlan Notes or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness) by all direct and indirect Restricted Subsidiaries of the Company after giving effect to all corporate shareholder or other comparable actions required in order to make such payment, requirements of applicable law and all restrictions on the ability to make such dividends or distribution that are otherwise permitted by Section 4.08 of the Indenture (including, without limitation, any restrictions and limitations in the Senior Credit Agreement, the indenture governing the MultiPlan Notes or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness) and, in each case, without regard to whether any such Restricted Subsidiary shall have any funds available to make any such dividends or distributions, less (b) $20,000,000 and (ii) (a) all cash and Cash Equivalents on hand at the Company as of such Determination Date (other than any cash and Cash Equivalents on hand at the Company (I) that constitute Restricted Cash or (II) that will be used to pay amounts owing to stockholders or optionholders in connection with the Specified Dividend, in each case, pending the final application of such proceeds and cash) less (b) $5,000,000; provided that the amount pursuant to this clause (ii) shall not be less than $0.

To the extent that interest on the Notes with respect to an Interest Period will not be paid entirely in cash, the Applicable Amount shall be calculated by the Company and shall be set forth in an Officer’s Certificate delivered to the Trustee no less than one Business Days prior to the first day of the relevant Interest Period in which it is to be applied, which Officer’s Certificate shall set forth in reasonable detail the Company’s determination of each component of this definition. To the extent the Company is required pursuant to the second paragraph of this Section 1 and the definition of “Applicable Amount” to pay Cash Interest for all or any portion of the interest due on any Interest Payment Date, the Company shall and shall cause each of its Restricted Subsidiaries to take all such shareholder, corporate and other actions necessary or appropriate to permit the making of any such dividends or distributions;

“Determination Date” shall mean, with respect to each Interest Period, the fifteenth calendar day immediately prior to the first day of such Interest Period; and

“Interest Period” shall mean the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include the day immediately preceding the first scheduled Interest Payment Date (the Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the day immediately following the last day of such Interest Period).

In the event that the Company shall determine to pay PIK Interest (including Partial PIK Interest) for any Interest Period, then the Company shall deliver a notice (a “PIK Notice”) to the Trustee following the Determination Date but not less than one Business Day prior to the first day of the relevant Interest Period, which notice shall state the total amount of interest to be paid on the Interest Payment Date in respect of such Interest Period and the amount of such interest to be paid as PIK Interest or Partial PIK Interest, as the case may be. The Trustee, on behalf of the Company, shall promptly deliver a corresponding notice prepared by and provided by the Company to the Holders. For the avoidance of doubt, interest on the Notes in respect of any Interest Period for which a PIK Notice is not delivered in accordance with the first sentence of this paragraph must be paid entirely in cash.

Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of the Notes as described under Section 3.07 of the Indenture, or in connection with any repurchase of the Notes as described in Section 3.09, 4.10 or 4.14 of the Indenture shall be made solely in cash.

Any PIK Interest (including Partial PIK Interest) on the Notes will be payable to Holders and (x) with respect to the Notes represented by one or more global Notes registered in the name of, or held by, the Depositary or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an authentication order from the Company, record such increase in principal amount and (y) with respect to Notes represented by certificated Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an authentication order from the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. In the event that the Company is entitled to and elects to pay Partial PIK Interest for any Interest Period, each Holder will be entitled to receive Cash Interest in respect of the applicable percentage of the principal amount of the Notes held by such Holder on the relevant record date and PIK Interest in respect of the remaining percentage of the principal amount of the Notes held by such Holder on the relevant record date. Following an increase in the principal amount of the outstanding global Notes as a result of a PIK Payment, the global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be distributed to Holders, will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on December 1, 2022 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note. If the Company pays a portion of the interest on the Notes as Cash Interest and as PIK Interest, such Cash Interest and PIK Interest shall be paid to Holders pro rata in accordance with their interests.

2.            METHOD OF PAYMENT. The Company will pay interest on the Notes, if any, to the Persons who are registered Holders at the close of business on the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of, and Cash Interest, if any, and premium, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts unless the Company elects to pay PIK Interest or partial PIK Interest in accordance with Section 1 hereof.

3.            PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without prior written notice to the Holders. The Company or any of the Company’s Subsidiaries may act in as paying agent or registrar.

4.            INDENTURE. The Company issued the Notes under an Indenture, dated as of November 21, 2017 (the “Indenture”), between Polaris Intermediate Corp. and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 8.500% / 9.250% Senior PIK Toggle Notes due 2022. The Company may issue Additional Notes and PIK Notes pursuant to Section 2.01, 2.15 and 4.09 of the Indenture and Section 1 of this Note. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.            REDEMPTION and Repurchase. The Notes are subject to optional redemption, and may be the subject of an Asset Sale Offer or a Change of Control Offer, as further described in the Indenture. The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6.            DENOMINATIONS, TRANSFER, EXCHANGE. Subject to the issuance of PIK Notes or the increase in the principal amount of a Global Note in order to evidence PIK Interest, the Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof. PIK Payments on the Notes will be made in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing or electronic delivery of a notice of redemption of Notes to be redeemed.

7.            PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8.            AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.            DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.            AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11.            GOVERNING LAW. THE INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

12.            CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice, and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Polaris Intermediate Corp.
c/o MultiPlan
535 East Diehl Road
Naperville, IL 60563
Fax No.: [                    ]
Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10               ☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange/PIK Interest	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Amount of PIK	Principal Amount of this Global Note following such decrease or increase or PIK Payment	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Polaris Intermediate Corp.

c/o MultiPlan

535 East Diehl Road

Naperville, IL 60563

Fax No.: [                    ]

Attention: Chief Financial Officer

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402
Fax No.: [                    ]

Attention: Polaris Intermediate Corp. Administrator

Re:        8.500% / 9.250% Senior PIK Toggle Notes due 2022

Reference is hereby made to the Indenture, dated as of November 21, 2017 (the “Indenture”), between Polaris Intermediate Corp., a Delaware corporation (the “Company”), and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.             ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.             ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.            ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)          ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)          ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)          ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4.           ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)          ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)          ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)            ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP [ ]), or

(ii)	☐ Regulation S Global Note (CUSIP [ ]), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP [ ]), or

(ii)	☐ Regulation S Global Note (CUSIP [ ]), or

(iii)	☐ Unrestricted Global Note (CUSIP [ ]); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

Annex A-1

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Polaris Intermediate Corp.

c/o MultiPlan

535 East Diehl Road

Naperville, IL 60563

Fax No.: [                    ]

Attention: Chief Financial Officer

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402
Fax No.: [                    ]

Attention: Polaris Intermediate Corp. Administrator

Re:        8.500% / 9.250% Senior PIK Toggle Notes due 2022

Reference is hereby made to the Indenture, dated as of November 21, 2017 (the “Indenture”), between Polaris Intermediate Corp., a Delaware corporation (the “Company”), and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1)             EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a)             ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)             ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)             ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)             ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)             EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a)             ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)             ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note ☐ Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[__________] Supplemental Indenture (this “Supplemental Indenture”), dated as of __________, among Polaris Intermediate Corp, a Delaware corporation (the “Company”), __________________ (the “Guaranteeing Subsidiary”), a subsidiary of the Company, and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended, modified or supplemented from time to time, the “Indenture”), dated as of November 21, 2017, providing for the issuance of an unlimited aggregate principal amount of 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01(k) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)            Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

(3)            Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)            Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6)            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8)            Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(9)            Representations and Warranties by Guaranteeing Subsidiary. The Guaranteeing Subsidiary hereby represents and warrants to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

POLARIS INTERMEDIATE CORP.

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

D-4